UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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The PNC Financial Services Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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James E. Rohr

Chairman and Chief Executive Officer

March 19, 2004

Dear Fellow Shareholder:

We are looking forward to discussing the business of your company with you at the 2004 annual meeting. PNC’s Board of Directors and management team remain focused on building shareholder value and enhancing your company’s corporate governance, regulatory relations, and risk management practices. I hope that you’ll be able to attend the annual meeting to hear about our progress during 2003 and our goals for the future.

Enclosed are the notice of meeting, proxy statement, and proxy card for the annual meeting of shareholders of The PNC Financial Services Group, Inc., which will be held on Tuesday, April 27, 2004, at One PNC Plaza, 15th Floor, 249 Fifth Avenue, in Pittsburgh, Pennsylvania, beginning at 11:00 a.m., local time. Our 2003 Annual Report on Form 10-K and Summary Annual Report to Shareholders accompany these enclosures.

Please review the enclosed material and complete, sign, date and return the proxy card regardless of whether or not you plan to attend the annual meeting so that the matters coming before the meeting can be acted upon. Instead of returning a proxy card, you may choose to vote your PNC shares by using the Internet or telephone voting options explained on your proxy card. You can also consent to access future annual reports, proxy statements, and other proxy soliciting material by means of the Internet, rather than receiving paper copies. Details are provided on your proxy card.

If you’re not able to attend the annual meeting in person, you can choose to listen to the meeting by webcast or telephone conference options, which are explained on the opposite side of this letter.

Cordially,

James E. Rohr

The PNC Financial Services Group

One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222-2707

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

In order to reduce printing and postage costs, The PNC Financial Services Group, Inc. (“PNC”) has undertaken an effort to deliver only one set of annual reports and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if PNC has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one set of annual reports and one proxy statement, PNC will deliver promptly a separate copy of the 2003 Annual Report on Form 10-K, the Summary Annual Report and the proxy statement to any shareholder who sends a written request to Computershare Investor Services, LLC (“Computershare”), P.O. Box 3504, Chicago, IL 60690-3504 or calls Computershare at 1-800-982-7652. You can also notify PNC that you would like to receive separate copies of PNC’s annual reports and proxy statement in the future by writing or calling Computershare. Even if your household has received only one set of annual reports and one proxy statement, a separate proxy card has been provided for each shareholder account. Each proxy card should be signed, dated, and returned in the enclosed self-addressed envelope. Neither the 2003 Annual Report on Form 10-K nor the 2003 Summary Annual Report to Shareholders is part of the proxy solicitation materials.

If your household has received multiple copies of PNC’s annual reports and proxy statement, you can request the delivery of single copies in the future by writing or calling Computershare as instructed above.

WEBCAST AND TELECONFERENCE DIRECTIONS

You are cordially invited to listen to PNC’s 2004 annual meeting of shareholders webcast live via the Internet on Tuesday, April 27, 2004, beginning at 11 a.m. Eastern Time. The audio portion of the event will also be available in a listen-only mode via telephone conference call. Using the webcast will enable you to view the slides shown at the meeting and hear the speakers on a synchronized basis. Neither the webcast nor the teleconference will enable you to ask questions or to vote your PNC shares.

To access the meeting, please go to PNC’s web site at www.pnc.com under “For Investors” or dial 800-990-2718 (domestic) or 1-706-643-0187 (international), using the passcode “PNC,” at least 15 minutes prior to the designated starting time to register and download any necessary audio software. If you plan to listen online, it is suggested that you test your computer’s access to RealNetworks RealPlayer or Windows MediaPlayer by visiting the above URL no earlier than one week prior to the meeting date.

If you are unable to listen online or via teleconference during the meeting, a replay of the event will be available on PNC’s Web site for thirty days after the meeting. The audio portion of the event will also be archived for one week after the meeting by teleconference at 800-642-1687 (domestic) and 1-706-645-9291 (international) entering conference ID number 5975423.

Note:	Minimum requirements to listen to this broadcast online: The RealPlayer software, downloadable free from www.real.com/products/player/index.html, and at least a 14.4Kbps connection to the Internet or Windows MediaPlayer software, downloadable at www.microsoft.com/windows/windowsmedia/en/download/default.asp.

March 19, 2004

Notice of Annual Meeting of Shareholders

April 27, 2004

TO THE SHAREHOLDERS:

The annual meeting of the shareholders of The PNC Financial Services Group, Inc. will be held at One PNC Plaza, 15th Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania on Tuesday, April 27, 2004, beginning at 11:00 a.m., local time, for the purpose of considering and acting upon the following matters:

(1)	The election of 16 directors to serve until the next annual meeting and until their successors are elected and qualified; and

(2)	Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 27, 2004 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

A proxy statement, form of proxy and self-addressed envelope are enclosed. Please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on the proxy card. If you attend the meeting, you may withdraw your proxy and vote in person if you so choose.

By Order of the Board of Directors,

Thomas R. Moore

Corporate Secretary

The PNC Financial Services Group

One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222-2707

EXHIBITS

Exhibit A – Categorical Standards to Assist the Board of Directors in Determining the Independence of the Corporation’s Directors for Purposes of Section 303A of the New York Stock Exchange Listed Company Manual as Adopted by the Board of Directors on January 6, 2004

Exhibit B – Charter of the Audit Committee of the Board of Directors as Approved and Amended January 6, 2004

March 19, 2004

Proxy Statement

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

APRIL 27, 2004

The enclosed proxy is being solicited by the Board of Directors (“Board of Directors” or “Board”) of The PNC Financial Services Group, Inc. (“Corporation” or “PNC”) for use at the Corporation’s annual meeting of shareholders to be held on April 27, 2004, or at any adjournment thereof (“meeting” or “annual meeting”). Solicitation of proxies may be made by mail, personal interviews, telephone and facsimile by officers and employees of the Corporation and its subsidiaries. The Corporation has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $13,500 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of the stock held of record by such persons. Expenses for such solicitation will be borne by the Corporation. The proxy statement and form of proxy are first being mailed to shareholders on or about March 19, 2004.

The enclosed proxy is revocable at any time prior to the time voting is declared closed by the filing of an instrument revoking it, or of a duly executed proxy bearing a later date, with the Corporate Secretary of the Corporation, or by a properly authenticated electronic transmission revoking it or transmitting a proxy bearing a later date, or by attending the meeting and voting in person. All properly executed or authenticated proxies received by the Corporate Secretary prior to the time voting is declared closed, and not revoked or superseded prior to that time, will be voted at the meeting in accordance with the instructions set forth on the proxy, if any. Unless otherwise directed, proxies will be voted FOR the election as director of each of the persons named on page 3.

The Board of Directors has fixed the close of business on February 27, 2004 as the record date for determining shareholders entitled to receive notice of and to vote at the meeting (“Record Date”). On the Record Date, there were issued and outstanding 282,862,121 shares of the Corporation’s common stock, par value $5.00 per share (“Common Stock”), and the following shares of the Corporation’s preferred stock entitled to vote at the meeting: 8,542 shares of $1.80 Cumulative Convertible Preferred Stock-Series A (“Preferred Stock-A”); 2,356 shares of $1.80 Cumulative Convertible Preferred Stock-Series B (“Preferred Stock-B”); 173,877 shares of $1.60 Cumulative Convertible Preferred Stock-Series C (“Preferred Stock-C”); and 242,243 shares of $1.80 Cumulative Convertible Preferred Stock-Series D (“Preferred Stock-D”) (collectively, “Voting Preferred Stock”).

The holders of Common Stock are entitled to one vote per share. Holders of each share of Voting Preferred Stock are entitled to a number of votes equal to the number of full shares of Common Stock which can be acquired upon conversion of such preferred stock, with holders of Preferred Stock-A and Preferred Stock-B being entitled to 8 votes per share and holders of Preferred Stock-C and Preferred Stock-D being entitled to 4 votes per 2.4 shares. Holders of record of the Common Stock and Voting Preferred Stock will vote together as a single class at the meeting. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all holders of the Common Stock and the Voting Preferred Stock are entitled to cast at the meeting will constitute a quorum for the transaction of business at the meeting.

ITEM 1

ELECTION OF DIRECTORS

Information Concerning Nominees

The By-Laws of the Corporation provide that the number of directors shall not be fewer than five nor more than 36 as from time to time determined by the Board of Directors. Acting upon the recommendation of its Nominating and Governance Committee, the Board has fixed the number of directors to be elected at the annual meeting at 16 and has nominated the persons named on page 3 for election as directors, to hold office until the next annual meeting of shareholders and the election and qualification of their successors.

The proxies solicited hereby, unless directed to the contrary therein, will be voted FOR all of the nominees named on page 3. All such nominees are now directors of the Corporation. All nominees have consented to being named in this proxy statement and to serve if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the accompanying proxy will be voted by the person or persons acting under said proxy in accordance with the recommendation of the Board of Directors.

The table on page 3 sets forth the names of the nominees for election as directors of the Corporation; their ages; their principal occupations as of March 5, 2004; the years the nominees first became directors of the Corporation; and their directorships of certain other companies. Except as otherwise indicated, all nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or a predecessor corporation for at least the past five years.

Name	Age	Principal Occupation	Director Since	Directorships in Companies Other than the Corporation Filing Reports with the SEC

Paul W. Chellgren	61	Retired Chairman and Chief Executive Officer of Ashland Inc. (energy company); Adjunct Professor, Northern Kentucky University	1995	None

Robert N. Clay	57	President and Chief Executive Officer of Clay Holding Company (investments)	1987	None

J. Gary Cooper	67	Chairman and Chief Executive Officer of Commonwealth National Bank (community banking)	2002	Gencorp, Inc.; Protective Life Corporation; and United States Steel Corporation

George A. Davidson, Jr.	65	Retired Chairman of Dominion Resources, Inc. (public utility holding company)	1988	Goodrich Corporation; and Dominion Resources, Inc.

Richard B. Kelson	57	Executive Vice President and Chief Financial Officer of Alcoa Inc. (producer of primary aluminum, fabricated aluminum, and alumina)	2002	MeadWestvaco Corporation

Bruce C. Lindsay	62	Chairman and Managing Director of Brind-Lindsay & Co., Inc. (advisory company)	1995	None

Anthony A. Massaro	59	Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc. (full-line manufacturer of welding and cutting products)	2002	Commercial Metals Company; Lincoln Electric Holdings Incorporated; and Thomas Industries Inc.

Thomas H. O’Brien	67	Retired Chairman of the Corporation	1983	BlackRock, Inc.; Hilb, Rogal and Hobbs Company; and Verizon Communications, Inc.

Jane G. Pepper	58	President of Pennsylvania Horticultural Society (nonprofit membership organization)	1997	None

James E. Rohr	55	Chairman and Chief Executive Officer of the Corporation	1989	Allegheny Technologies Incorporated; BlackRock, Inc.; and Equitable Resources Inc.

Lorene K. Steffes	58	Independent Business Advisor and Consultant (Vice President of International Business Machines 1998-2003)	2000	None

Dennis F. Strigl	57	President and Chief Executive Officer of Verizon Wireless, Inc. (wireless telecommunications)	2001	ANADIGICS Inc.

Stephen G. Thieke	57	Retired Chairman, Risk Management Committee of JP Morgan Incorporated (financial and investment banking services)	2002	None

Thomas J. Usher	61	Chairman and Chief Executive Officer of United States Steel Corporation (integrated steelmaker)	1992	H.J. Heinz Company; Marathon Oil Corporation; PPG Industries, Inc.; and United States Steel Corporation

Milton A. Washington	68	President and Chief Executive Officer of Allegheny Housing Rehabilitation Corporation (housing rehabilitation and construction)	1994	None

Helge H. Wehmeier	61	Vice Chairman of Bayer Corporation (healthcare, crop sciences, polymers, and chemicals)	1992	Terex Corporation

CORPORATE GOVERNANCE AT PNC

This portion of the proxy statement contains information about a variety of corporate governance policies and practices at PNC. In particular, shareholders will find information about how PNC is complying with the New York Stock Exchange’s final corporate governance rules approved by the Securities and Exchange Commission (“SEC”) on November 4, 2003. The Exchange believes that its corporate governance rules will further the ability of honest and well-intentioned directors, officers, and employees to perform their functions effectively. The Exchange’s new rules will become applicable to PNC on April 27, 2004, the date of the annual meeting. There is also new disclosure regarding the functions of the Board’s Nominating and Governance Committee and communications between shareholders and PNC’s Board of Directors. This disclosure is being provided as a result of new requirements adopted by the SEC that became effective on January 1, 2004. The SEC intends that these disclosure requirements will enhance the transparency of the operations of public company boards of directors.

Shareholders are encouraged to visit the corporate governance section of the “For Investors” page of the PNC Web site at www.pnc.com for additional information about PNC’s Board and its committees, and corporate governance at PNC. Additional information on these topics is also included in other sections of this proxy statement.

Shareholders who would like to request printed copies of the PNC Code of Business Conduct and Ethics or the charters of the Board’s Audit, Nominating and Governance, or Personnel and Compensation Committees (all of which are posted on the PNC Web site) may do so by sending their request to: Corporate Secretary, The PNC Financial Services Group, Inc., One PNC Plaza—21st Floor, 249 Fifth Avenue, Pittsburgh, PA 15222-2707. The material requested will be provided without cost to the shareholder.

Director Independence

Background. Because PNC is a company listed on the New York Stock Exchange (“NYSE”), beginning April 27, 2004 PNC’s Board of Directors must have a majority of independent directors. Under the NYSE’s new corporate governance rules, no director qualifies as independent unless PNC’s Board affirmatively determines that the director has no “material relationship” with PNC, either directly or as a partner, shareholder, or officer of an organization that has a relationship with PNC. In addition, directors who have relationships covered by one of five bright-line independence tests established by the NYSE, as discussed below, may not be found to be independent.

PNC has a long history of maintaining a board of directors that has a majority of non-management directors. The NYSE’s director independence requirements are designed to increase the quality of board oversight at listed companies and to lessen the possibility of damaging conflicts of interests. The NYSE’s corporate governance rules do not define every relationship that will be considered material for purposes of determining a director’s independence from PNC’s management. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. As the concern is a director’s independence from PNC’s management, however, the NYSE does not view the ownership of even a significant amount of PNC stock, by itself, as a bar to an independence finding.

NYSE’s bright-line independence tests. The NYSE has adopted five bright-line independence tests for directors. Each of these tests describes a specific set of circumstances that will cause a director to be not independent from PNC’s management. For example, a director who is an employee of PNC, or whose immediate family member is an executive officer of PNC, is not independent until three years after the end of the employment relationship. The other bright-line independence tests address circumstances involving: the receipt of more than $100,000 per year in direct compensation from PNC, except for certain permitted payments such as director fees; employment by or affiliations with PNC’s current or former internal or external auditors; interlocking directorates; and certain business relationships involving companies that make payments to, or receive payments from, PNC above specified annual thresholds. For more information about the NYSE’s bright-line director independence tests, including the NYSE commentary explaining the application of the tests, please go to the NYSE Web site at www.nyse.com/pdfs/finalcorpgovrules.pdf.

Categorical standards of director independence adopted by the Board of Directors. The NYSE’s corporate governance rules permit a listed company’s board of directors to adopt categorical standards of director independence. Categorical standards are intended to assist a board in making determinations of independence. The NYSE recognizes that the adoption and disclosure of categorical standards provide investors with an adequate means of assessing the quality of a board’s independence and its independence determinations while avoiding the excessive disclosure of immaterial relationships.

At its meeting on January 6, 2004, the Board, acting upon the recommendation of its Nominating and Governance Committee, adopted four categorical standards of independence that it applied, as appropriate, in determining the independence of the persons nominated for election as directors at the annual meeting. These categorical standards, which are set forth in Exhibit A to this proxy statement, describe categories of relationships that the Board has determined are not material to its determinations of director independence.

Consistent with the NYSE corporate governance rules, PNC makes a general disclosure below in this section of the proxy statement if all of a director’s relationships with PNC meet these categorical standards. Any determination of independence by the PNC Board for a director who has a relationship with PNC that does not meet these standards is specifically explained below in this section of the proxy statement. This explanation includes a disclosure of the basis for the Board’s determination that the director is independent even though he or she has a business or other relationship that does not fit within the categorical standards of independence.

In certain limited cases, a director may have a relationship that is described by a categorical standard and a NYSE bright-line independence test. In such a case, the bright-line test will determine whether the director’s relationship is a material relationship that prohibits a determination of independence by the Board of Directors.

The categorical standards of independence adopted by the Board may be amended from time to time. The most current version of the categorical standards will be posted on the corporate governance section of the “For Investors” page of the PNC Web site at www.pnc.com.

Independence determinations made by the Board of Directors. At its meeting on February 19, 2004, the Board made a determination as to the independence of each director, in accordance with the applicable NYSE corporate governance rules. No director participated in the final determination of his or her own independence. All nominees for election as directors at the annual meeting are currently PNC directors. In making these determinations, the Board relied in part on the findings and recommendations made by its Nominating and Governance Committee. The independence determinations shown below were based on the information known to the Board and its Nominating and Governance Committee as of February 19, 2004. The Board and its Nominating and Governance Committee will consider information relevant to these independence determinations as it is brought to their attention.

•	Directors determined by the Board not to be independent. The Board has determined that the following directors are not independent under the NYSE corporate governance rules: Messrs. Rohr and O’Brien.

•

Directors determined by the Board to be independent and who have or may have one or more relationships meeting the categorical standards of independence. The Board has affirmatively determined that the following directors have no material relationship with PNC, either directly or as a partner, shareholder, or officer of an organization that has a relationship with PNC, and therefore are independent under the NYSE corporate governance rules: Msses. Pepper and Steffes and Messrs. Clay, Cooper, Davidson, Lindsay, Massaro, Strigl, Thieke, Usher, and Washington. Each of these directors has or may have one or more relationships that meet the categorical standards of independence adopted by the Board of Directors.

•	Directors determined to be independent and who have a relationship with PNC that does not meet the categorical standards of independence. Certain directors have a relationship with PNC that does not meet the categorical standards of independence adopted by the Board of Directors. The Board has nevertheless affirmatively determined that these relationships, none of which is described by a NYSE bright-line independence test, are not material and that the directors therefore are independent under the NYSE corporate governance rules. The names of these directors, together with a general description of the relationship involved and an explanation of the basis for the Board’s independence determination, are as follows: Mr. Chellgren’s daughter is a former employee of the consulting arm of the firm which previously provided audit services to the Corporation and its subsidiaries. Because Mr. Chellgren’s daughter never performed any audit, assurance, tax compliance, or tax planning functions for that firm, the Board affirmatively determined, consistent with written guidance publicly provided by the NYSE, that Mr. Chellgren is independent.

Mr. Kelson’s son and daughter-in-law are second-year associates at a law firm that provides legal services to the Corporation and its subsidiaries. Neither individual is a partner in the law firm and therefore does not have an equity interest in the firm or share in the profits derived from the firm’s representation of PNC. Further, the annual fees earned by the law firm from its representation of PNC in each of the preceding two years have been immaterial when compared to the firm’s total annual billings. For these reasons, the Board affirmatively determined that Mr. Kelson is independent.

Finally, Mr. Wehmeier’s daughter is employed by the consulting arm of Deloitte Touche Tohmatsu. Deloitte & Touche LLP has served as the Corporation’s independent auditor since 2002. Because Mr. Wehmeier’s daughter has never performed, and does not currently perform, any audit, assurance, tax compliance, or tax planning functions for her firm, the Board affirmatively determined, consistent with written guidance publicly provided by the NYSE, that Mr. Wehmeier is independent.

Each of Messrs. Chellgren, Kelson, and Wehmeier also has or may have one or more relationships that meet the categorical standards of independence adopted by the Board of Directors.

Certain charitable contributions. To the Corporation’s knowledge, the aggregate grants and contributions made by PNC, its subsidiaries, and the PNC Foundation during each of 2001, 2002, or 2003 to any nonprofit or charitable organization for which a director served as an executive officer did not exceed the greater of $1 million or two percent of that organization’s consolidated gross revenues.

Meetings of Non-management and Independent Directors

PNC’s non-management directors have met and will continue to meet in regularly scheduled executive sessions without management present. “Non-management” directors include all directors who are not PNC officers; currently, Mr. Rohr is the only PNC officer serving on the Board of Directors. The non-management directors have designated the Chairman of the Board’s Nominating and Governance Committee to preside at these sessions.

“Non-management” directors include those directors whom the Board has determined not to be independent under the NYSE corporate governance rules. If the non-management directors include directors who are not independent, the independent directors will meet at least once a year by themselves in executive session. Currently, Mr. O’Brien is the only non-management director whom the Board has determined to be not independent. The Chairman of the Board’s Nominating and Governance Committee will also preside at these executive sessions.

Communicating with PNC’s Directors

Shareholders or other interested parties who wish to communicate directly with the Chairman of the Nominating and Governance Committee, PNC’s non-management directors as a group, the entire PNC Board of Directors, or with any specific director may do so at any time by writing to the following address: Chairman, Nominating and Governance Committee, The PNC Financial Services Group, Inc. Board of Directors, P.O. Box 2705, Pittsburgh, PA 15230-2705. Communications sent to this address will be delivered without being screened by employees of the Corporation. Communications to the Board or to one or more specific directors that are sent to the Corporation’s offices will be handled in accordance with a collection and organization process approved by the Board’s independent directors. Such communications are subject to a screening process that will determine which communications will be relayed to Board members. This screening process is described in the corporate governance section of the “For Investors” page of the PNC Web site at www.pnc.com. Shareholders who wish to: (i) make a nomination for the election of a director; (ii) submit proposals to be considered for inclusion in the Corporation’s 2005 proxy materials; or (iii) make a proposal for action at an annual meeting of shareholders should follow the instructions given later in this section of the proxy statement.

At its meeting on February 19, 2004 the Board, acting upon the recommendation of its Nominating and Governance Committee, adopted a policy that strongly encourages each director to attend the annual meeting in person, if possible in light of surrounding circumstances. Each director is reminded of this policy in advance of the date of the annual meeting. Fourteen directors attended the Corporation’s 2003 annual meeting of shareholders.

PNC’s Director Nomination Process

The Board’s Nominating and Governance Committee. The Board has a standing Nominating and Governance Committee that has a written charter approved by the Board. A copy of the committee’s current charter, which is reviewed and reassessed by the committee annually, is posted on the corporate governance section of the “For Investors” page of the PNC Web site at www.pnc.com. On April 27, 2004, the date of the annual meeting, the NYSE’s corporate governance rules, including the requirement that the Nominating and Governance Committee be composed entirely of directors who are independent under the NYSE’s independence standards, become applicable to PNC. PNC’s current Nominating and Governance Committee is composed entirely of such independent directors. When the Board holds its organization meeting on April 27, 2004 following the annual meeting, only independent directors will be appointed to the Nominating and Governance Committee. The Committee is presently composed of Ms. Steffes and Messrs. Usher (Chairman), Clay, Massaro, and Wehmeier.

The Nominating and Governance Committee’s responsibilities include assisting the Board by identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending to the Board of Directors nominees for election at the next annual meeting of shareholders. The committee may also recommend that the Board appoint qualified individuals as directors in the intervals between annual meetings of shareholders.

Candidates recommended by a shareholder. The Nominating and Governance Committee has adopted a policy that formalizes its long-standing practice of considering any director candidate recommended by a shareholder in good faith, provided that there is no obvious impediment to the candidate’s potential service as a director of the Corporation.

The Nominating and Governance Committee will not consider a candidate recommended by a shareholder unless the following procedures are followed strictly by the shareholder in submitting the recommendation. Such recommendations with respect to the 2005 annual meeting of shareholders must be submitted in writing no later than November 19, 2004 to: Corporate Secretary, The PNC Financial Services Group, Inc., One PNC Plaza—21st Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and include the name, age, citizenship, business and residence addresses, qualifications, including principal occupation or employment, and directorships and other positions held by the proposed nominee in business, charitable, and community organizations. Information must also be provided concerning: (i) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial, or other relationships involving the proposed nominee and PNC or its subsidiaries that may be relevant in determining whether the proposed nominee is independent of PNC’s management and eligible to serve on the Board’s Audit, Nominating and Governance, and Personnel and Compensation Committees, under the then applicable rules of the SEC and the NYSE; and (ii) the educational, professional, and employment-related background and experience of the proposed nominee, together with any other facts and circumstances that may be relevant in determining whether the proposed nominee is an “audit committee financial expert” under the then applicable rules of the SEC.

How candidates for directors are identified and evaluated. The Nominating and Governance Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board of Directors at its meeting on February 19, 2004, upon the recommendation of the Nominating and Governance Committee. These criteria include: a sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable, or non-profit organizations; manifest competence and integrity; a strong commitment to the ethical and diligent pursuit of shareholders’ best interests; the strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction; the Board’s strong desire to maintain its diversity in terms of race and gender; and personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of the Board of Directors.

The Nominating and Governance Committee has identified the following specific qualities or skills as being necessary for one or more of PNC’s directors to possess: a majority of PNC’s directors must satisfy the independence standards established by the NYSE; enough independent directors must be financially literate and have accounting or related financial management expertise so that the current and anticipated membership needs of the Audit Committee can be satisfied; directors are expected to gain a sound understanding of the Corporation’s strategic vision, its mix of businesses, and its approach to regulatory relations and risk management; and the Board as a whole must possess a mix of qualities and skills adequate to address the risk factors to which the Corporation is subject.

At this time, the Nominating and Governance Committee has decided not to adopt specific, minimum qualifications that must be met by a committee-recommended nominee for the Board, but may do so in the future.

The current practice of the Nominating and Governance Committee is to identify potential director nominees through a variety of sources. The committee considers recommendations made by current or former directors or members of executive management. When appropriate, search firms may be retained by the committee to identify director candidates. No such search firm is currently retained by the committee. Potential candidates may also be identified through contacts in the business, civic, academic, legal, and non-profit communities. Potential candidates may be informally approached by the Chairman of the Board or the Chairman of the Nominating and Governance Committee to determine their interest in joining PNC’s Board.

Each nominee for director is evaluated initially by the Nominating and Governance Committee at a meeting of the committee. The committee considers all relevant information then available about the candidate in light of the Board’s approved criteria for persons qualified to become directors, and the Board’s current and anticipated needs in terms of diversity, specific qualities or skills, experience, or background.

If the committee declines to recommend a candidate for election or appointment to the Board of Directors, no further action is taken, but the committee’s decision is reported to the Board of Directors by the committee

Chairman at the Board’s next regular meeting. If the candidate has been recommended by a shareholder, the committee’s Secretary will send a letter to the shareholder informing him or her of the committee’s decision and the date of the meeting at which the committee considered the candidate.

If the committee decides to recommend a candidate to the Board as a nominee for election at an annual meeting or for appointment by the Board, the committee Chairman reports the committee’s decision to the Board at its next meeting. In advance of that meeting, each of the other directors is provided with the same biographical and other background information about the candidate as was considered by the Nominating and Governance Committee.

After discussion and questions, the entire Board votes on whether to nominate or appoint the candidate to the Board. If the Board’s discussion has raised issues that require additional facts or deliberation, the Board’s vote may be postponed until a future Board meeting.

Successful candidates are informed of the Board’s decision and invited to become a director by the Chairman of the Board and the Chairman of the Nominating and Governance Committee, jointly acting on behalf of the entire Board of Directors.

Under its current practices, there are no differences in the manner in which the Nominating and Governance Committee evaluates a nominee for director based on whether the nominee is recommended by the committee or by a shareholder.

The Personnel and Compensation Committee

The Board has a standing Personnel and Compensation Committee that has a written charter approved by the Board. A copy of the Personnel and Compensation Committee’s charter, which is reviewed and reassessed by the committee annually, is posted on the corporate governance section of the “For Investors” page of the PNC Web site at www.pnc.com. On April 27, 2004, the date of the annual meeting, the NYSE’s corporate governance rules, including the requirement that the Personnel and Compensation Committee be composed entirely of directors who are independent under the NYSE’s independence standards, become applicable to PNC. PNC’s current Personnel and Compensation Committee is composed entirely of such independent directors. The committee’s members also satisfy the independence standards established by applicable federal income tax and securities laws. When the Board holds its organization meeting on April 27, 2004 following the annual meeting, only independent directors will be appointed to the Personnel and Compensation Committee.

The Personnel and Compensation Committee’s purpose is to discharge the Board’s responsibilities relating to compensation of the Corporation’s executive officers. The Committee has direct responsibility for evaluating and for approving or recommending for approval by the Board or the Corporation’s shareholders the executive officer benefit, bonus, incentive compensation, severance, equity-based or other compensation plans, policies and programs of the Corporation. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Corporation’s proxy statement and for reviewing and evaluating the development of an executive management succession plan. The Committee’s report on executive compensation for fiscal year 2003 begins on page 22 of this proxy statement. The Committee is presently composed of Messrs. Strigl (Chairman), Chellgren, Massaro, Usher, and Washington.

The Audit Committee

The Board has a standing Audit Committee that satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Rule 10A-3 establishes listing standards relating to audit committees in the following areas: the independence of audit committee members; the audit committee’s responsibility to select and oversee the company’s independent accountant; procedures for handling complaints regarding the company’s accounting practices; the authority of the audit committee to engage advisors; and funding for the independent accountant and any outside advisors engaged by the audit committee. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described beginning on page 39.

The Audit Committee is governed by a written charter adopted by the Corporation’s Board of Directors. A copy of that charter, as approved and amended by the Board on January 6, 2004, is included as Exhibit B to this proxy statement. A copy of the committee’s current charter is also posted on the corporate governance section of the “For Investors” page of the PNC Web site at www.pnc.com. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the Corporation’s independent auditors (including the resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee is also responsible for approving all audit engagement fees and terms, as well as all permitted non-audit engagements with the independent auditors. The Audit Committee preapproves all auditing services and permitted non-audit services to be performed for the Corporation by the independent auditors and considers whether the provision of non-audit services is compatible with maintaining the auditors’ independence. The independent auditors report directly to the Audit Committee. The Corporation’s General Auditor also reports directly to the committee, which is responsible for preparing his or her performance evaluation and reviewing his or her compensation. The Audit Committee’s primary purposes are to:

•	Provide assistance to the Board by: (1) monitoring the integrity of the consolidated financial statements of the Corporation, (2) monitoring compliance by the Corporation with legal and regulatory requirements and with the Corporation’s Code of Business Conduct and Ethics, (3) evaluating and monitoring the independent auditors’ qualifications and independence, and (4) evaluating and monitoring the performance of the Corporation’s internal audit function and independent auditors, with respect to the parent company and its bank and non-bank subsidiaries; and

•	Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement. The Committee’s report is contained on page 43 of this proxy statement.

The Audit Committee is presently composed of Messrs. Thieke (Chairman), Cooper, Davidson, Kelson, and Lindsay. Each Audit Committee member is independent, as defined in the NYSE listing standards that are currently applicable to PNC and the listing standards will become applicable on April 27, 2004. When the Board holds its organization meeting on April 27, 2004 following the annual meeting, only independent directors will be appointed to the Audit Committee. Acting upon the recommendation of the Nominating and Governance Committee, the Board of Directors has determined that each of Messrs. Kelson and Thieke is an “audit committee financial expert,” as that term is defined in SEC rules. The Audit Committee regularly holds separate sessions with the Corporation’s management, internal auditors, and independent auditors.

PNC’s Corporate Governance Guidelines, which are discussed in the next section of the proxy statement, limit the number of public company audit committees on which the Audit Committee members can serve to three, including PNC’s Audit Committee. This limitation, which becomes effective on April 27, 2004, was adopted in recognition of the Audit Committee’s demanding role and responsibilities and the time commitment required by committee members.

PNC’s Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that address these key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board.

PNC’s Corporate Governance Guidelines are posted on the corporate governance section of the “For Investors” page of the PNC Web site at www.pnc.com.

PNC’s Code of Business Conduct and Ethics

The Board of Directors, acting upon the recommendation of its Audit Committee, has adopted a Code of Business Conduct and Ethics for its directors, officers, and employees. The Code satisfies the requirements of the SEC for a code of ethics that applies to PNC’s chief executive officer and its senior financial officers. The Code requires that any exception to any provision of the Code for directors or executive officers must be submitted for approval to the Board’s Audit Committee. Such exceptions will be publicly disclosed to the extent required by law or the rules of the NYSE.

The Code also contains compliance standards and procedures that are designed to facilitate the effective operation of the Code.

PNC’s Code of Business Conduct and Ethics addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of PNC assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

A copy of PNC’s Code of Business Conduct and Ethics is posted on the corporate governance section of the “For Investors” page of the PNC Web site at www.pnc.com and is available in print to any shareholder who requests it by writing to the Corporate Secretary at the address given on page 4.

Shareholder Proposals and Nominations

Eligible shareholders may submit proposals to be considered for inclusion in the Corporation’s 2005 proxy materials for the 2005 annual meeting of shareholders if they do so in accordance with the applicable SEC rules. Any such proposals must be in writing and received by the Corporate Secretary at the principal executive offices of the Corporation no later than November 19, 2004 in order to be considered for inclusion in the Corporation’s 2005 proxy materials. For information on how to submit the name of a person to be considered by the Nominating and Governance Committee for possible nomination as a director, please see the discussion of the committee’s responsibilities earlier in this section.

Director nominations and proposals for action at an annual meeting of shareholders may be made otherwise only: (i) pursuant to the Corporation’s notice of such meeting; (ii) by the presiding officer; (iii) by or at the direction of a majority of the Board of Directors; or (iv) by one or more shareholders in accordance with the applicable rules of the SEC and the governing By-Law provisions.

A shareholder may make a nomination for election of a director or a proposal for action at an annual meeting only if written notice is received by the Corporate Secretary at the Corporation’s principal office not later than: (i) 90 days prior to the annual meeting (which, for the 2005 annual meeting, would mean no later than January 26, 2005 if the annual meeting is held on April 26, 2005, unless a different date for such notice has been stated in the Corporation’s most recent proxy materials distributed to shareholders); or (ii) if the annual meeting is to be held on a date other than the fourth Tuesday in April, the close of business on the tenth day following the first public disclosure of the meeting date. Public disclosure of the date of any annual meeting may be made in a filing with the SEC, in any notice given to the New York Stock Exchange, or in a news release reported by any national news service.

Each shareholder notice shall include: (i) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the notice is given (A) the name and address of such shareholder and of such beneficial owner, and (B) the class and number of shares of the stock of the Corporation that are owned of record and beneficially by such shareholder and such beneficial owner; and (ii) a representation that the shareholder is a beneficial owner of stock of the Corporation entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to make such nomination or proposal.

Each notice of nomination for the election of a director from a shareholder also shall set forth: (i) the name and address of the person to be nominated; (ii) a description of all arrangements or understandings between the shareholder and nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (iii) such other information regarding the nominee as would be required to be included in proxy materials filed under the applicable rules of the SEC had the nominee been nominated by the Board of Directors; and (iv) the written consent of the nominee to serve as a director of the Corporation, if so elected.

Each notice of a proposal for action at an annual meeting from a shareholder also shall set forth a brief description of the proposal, the reasons for making such proposal, and any direct or indirect interest of the shareholder, or any person on whose behalf the shareholder is acting, in making such proposal.

If the Corporate Secretary receives notice of a shareholder proposal that complies with the governing By-Law provisions on or prior to the required date and if the proposal is properly presented at the 2005 annual meeting of shareholders, the proxies appointed by the Corporation may exercise discretionary authority in voting on the proposal. The Corporation’s proxy statement for the meeting, however, must advise shareholders of the nature of the proposal and how the proxies appointed by the Corporation intend to vote on the proposal. The proxies appointed by the Corporation may not exercise discretionary authority in voting on the proposal if the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate proxy statement to the Corporation’s shareholders.

The presiding officer of the meeting may refuse to permit any nomination for the election of a director or proposal to be made at an annual meeting by a shareholder who has not complied with all of the governing By-Law procedures, including receipt of the required notice by the Corporate Secretary by the date specified. If a shareholder proposal is received by the Corporation after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2005 annual meeting of shareholders, the proxies appointed by the Corporation’s Board of Directors may exercise discretionary authority when voting on such a proposal.

Questions about these requirements, or notices mandated by them, may be directed to: Corporate Secretary, The PNC Financial Services Group, Inc., One PNC Plaza-21st Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707.

Confidential Voting

The Corporation has adopted a policy that all proxies, ballots, voting instructions from employee benefit plan participants, and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be kept permanently confidential and not be disclosed to the Corporation, its directors, officers or employees except: (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the Judge of Election to certify the results of the vote; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) in the event of a contested proxy solicitation. The Corporation has confirmed with its independent vote tabulator and Judge of Election that its procedures will be consistent with this policy.

Common Stock Purchase Guideline for Non-management Directors

In 1995, upon the recommendation of the Nominating and Governance Committee, the Board of Directors adopted a Common Stock purchase guideline, which provides that each non-management director annually purchase Common Stock in an amount equal to twenty-five percent of the annual retainer fee then in effect. This required purchase amount currently equals $10,000. This guideline may be satisfied through open market purchases, participation in the Corporation’s Dividend Reinvestment and Stock Purchase Plan, or investments in phantom shares of Common Stock in the Directors Deferred Compensation Plan. Acting upon the recommendation of the Nominating and Governance Committee, the Board amended the Common Stock purchase guideline at its meeting on February 20, 2003 to exempt from the guideline any non-management director who holds at least 5,000 shares of Common Stock and/or phantom Common Stock units as of the last business day of the preceding calendar year. This exemption became effective for non-management directors who met the required ownership level as of December 31, 2002. Each non-management director subject to the guideline has complied, or has committed to comply, with it.

Stock Ownership Guidelines for Executive Officers

PNC’s executive officers historically have held a significant portion of their personal wealth in the form of PNC stock and phantom stock units. To reinforce the importance of aligning the financial interests of PNC’s executives and shareholders, at its meeting on November 19, 2003 the Personnel and Compensation Committee approved minimum stock ownership guidelines for PNC’s executive officers and the members of the Corporate Executive Group (“CEG”).

The guidelines, which PNC believes are generally consistent with market practice, are expressed as a multiple of the executive’s base salary. For example, the Corporation’s Chief Executive Officer is expected to hold PNC stock having a dollar value at least equal to five times his base salary. PNC’s President is expected to hold PNC stock having a dollar value at least equal to four times his base salary, while other officers in the CEG have a stock ownership guideline of three times base salary. Certain executive officers who are not in the CEG have a stock ownership guideline equal to their base salary. The Personnel and Compensation Committee may adjust the guidelines from time to time.

Equity interests that count toward the satisfaction of the ownership guideline include shares owned outright by the officer, or his or her spouse and dependent children; restricted shares subject to vesting requirements; shares held in PNC’s Incentive Savings Plan; and phantom stock units held in PNC’s Deferred Compensation Plan and Supplemental Incentive Savings Plan.

Newly-hired or promoted executives who are subject to the stock ownership guidelines will have up to four years to meet the applicable guideline. An executive who fails to meet the ownership guideline may have his or her future long-term incentive awards reduced, depending upon circumstances.

Other Board Committees

The Board of Directors has six standing committees: an Audit Committee (see discussion at page 10, above); a Credit Committee; an Executive Committee; a Finance Committee; a Nominating and Governance Committee (see discussion at pages 7-9, above) and a Personnel and Compensation Committee (see discussion at page 9, above). The Board has also established an Operations and Technology Committee and a Special Regulatory Affairs and Oversight Committee and is authorized under the By-Laws to establish other committees from time to time. Each committee operates under a written charter adopted by the Board of Directors that is reviewed and reassessed by the committee annually. Each committee is authorized to form and delegate authority to subcommittees of one or more committee members when appropriate. Under certain circumstances, a subcommittee member’s attendance at a subcommittee meeting will excuse him or her from attending the next regularly scheduled committee meeting. The descriptions of the functions performed by the committees of the Board of Directors, whether presented below or in preceding sections of the proxy statement, are necessarily general in nature and are qualified in their entirety by reference to a committee’s charter or the relevant By-Law provisions.

The Credit Committee’s purpose is to provide oversight of credit risk within the lending and credit-related activities of the Corporation and its subsidiaries. The Committee is presently composed of Msses. Pepper and Steffes and Messrs. Davidson (Chairman), Cooper, Lindsay, Rohr, and Washington.

The Executive Committee’s purpose is to provide an efficient means of considering such matters and taking such actions as may require the attention of the Board or the exercise of the Board’s powers or authority in the intervals between meetings of the Board. The Committee is presently composed of Ms. Steffes and Messrs. O’Brien (Chairman), Chellgren, Davidson, Rohr, Strigl, Thieke, and Usher.

The Finance Committee’s purposes are to provide oversight of:

•	the risk management process and internal control structure relating to the interest rate and liquidity risks of the Corporation;

•	the Corporation’s trading activities;

•	the Corporation’s capital management activities;

•	the fiduciary activities of the Corporation’s subsidiaries, including its principal banking subsidiary;

•	the activities of the Pension Plan Committee, the Retirement Plan Committee, and the Incentive Savings Plan Committee;

•	the Corporation’s equity and subordinated debt investments, and risks associated with valuation adjustments of such investments in the financial markets; and

•	such other matters relating to the financial management of the Corporation as the Committee may deem appropriate or necessary from time to time.

The Finance Committee is presently composed of Messrs. Chellgren (Chairman), Clay, Kelson, Massaro, O’Brien, and Thieke.

The Operations and Technology Committee’s purpose is to provide oversight of the operations, operational risk management, technology risk management, and information technology and security activities of the Corporation and its subsidiaries. The Committee is presently composed of Ms. Steffes (Chairwoman), Ms. Pepper and Messrs. Lindsay, Rohr, Strigl, and Wehmeier.

The Special Regulatory Affairs and Oversight Committee’s purpose is to assist the Corporation’s Board of Directors in promoting the best interests of the Corporation and its shareholders by providing oversight of the material regulatory affairs, relationships, commitments, and agreements of the Corporation. The Committee is presently composed of Messrs. Davidson (Chairman), Chellgren, Usher, and Wehmeier. The Special Regulatory Affairs and Oversight Committee plans to hold its final meeting on March 29, 2004 and to recommend to the Nominating and Governance Committee that the committee be dissolved at the Board’s April 27, 2004 organization meeting. This course of action, which has the concurrence of the relevant bank regulatory agencies, recognizes that the various responsibilities of the Special Regulatory Affairs and Oversight Committee are now being performed by other Board committees.

The Board of Directors met fifteen times during 2003. During 2003, the Board’s committees held the following number of meetings: Audit Committee—thirteen meetings; Credit Committee—four meetings; Executive Committee—two meetings; Finance Committee—seven meetings; Nominating and Governance Committee—seven meetings; Operations and Technology Committee—five meetings; Personnel and Compensation Committee—six meetings; and Special Regulatory Affairs and Oversight Committee—eleven meetings. In 2003, each director then serving attended at least 75% of the total meetings of the Board of Directors. In addition, each director attended at least 75% of the combined total number of meetings of the Board and all committees on which the director served.

Compensation of Directors

Executive officers of the Corporation who are directors or members of committees of the Board of Directors of the Corporation or its subsidiaries receive no additional compensation for serving in such positions. At the meeting of the Nominating and Governance Committee held after the 2003 annual meeting on April 22, 2003, the committee performed its annual review of directors compensation. Based on the report and recommendations submitted by a nationally recognized compensation consultant, the committee approved changes to the directors compensation schedule. These changes, which are consistent with peer compensation practices for outside directors, increased the annual retainer fee paid to each director from $37,000 to $40,000, effective as of April 1, 2003. The annual retainer fee paid to each committee chairman was increased from $5,000 to $10,000 for each chairmanship held, effective as of April 22, 2003.

The Nominating and Governance Committee also approved changes to the amount and manner of calculation of Board and committee meeting fees. The meeting fee for each Board and committee meeting attended, regardless of whether such meetings are held on the same day, was increased from $1,200 to $1,500, effective as of the first meeting held on April 22, 2003. Prior to this change, a director would be paid only one meeting fee, even if he or she attended two or more meetings on the same day.

Under the revised compensation schedule, each director serving on a Board committee will receive a meeting fee of $2,000 for the seventh and each subsequent committee meeting of that committee attended during the same calendar year, beginning with the seventh such meeting attended since January 1, 2003.

The dollar amount of the shares of Common Stock granted each year to each non-management director under the Corporation’s 1992 Director Share Incentive Plan remains at $5,000, rounded up to nearest whole share.

Under the Directors Deferred Compensation Plan, non-employee directors may elect to defer the receipt of all or a portion of the cash compensation otherwise payable to them as a result of their service as a director. The minimum deferral amount is $10,000 per year. A director may elect one of two investment options with respect to amounts deferred: an interest rate alternative or an investment in phantom shares of Common Stock. Investment elections may be changed quarterly. A director may also elect the event or date when amounts credited to his or her deferral account are paid out in cash and whether the payout will be in a lump sum or a designated number of annual installments not to exceed ten. The director may designate a beneficiary to receive any amounts that may not yet have been paid at the time of the director’s death.

Under the PNC Outside Directors Deferred Stock Unit Plan, prior to 2001 each non-employee director then serving received a grant of deferred stock units (consisting of phantom shares of Common Stock) in an amount determined by the Nominating and Governance Committee, which is generally responsible for administration of the plan. Prior to a director’s retirement, the value of deferred stock units credited to a director’s account tracks the performance of the Common Stock and is valued on a quarterly basis. The plan provides for the deemed reinvestment of dividends in additional deferred stock units. Each participating director has the right to elect an event or date when the deferred stock units credited to his or her account will be redeemed and paid out in cash. That event or date generally cannot precede the earlier of the director’s retirement from the Board or the date on which the director attains age 70. A director may elect to receive payment in a lump sum or a designated number of annual installments not to exceed ten. A director may also designate one or more beneficiaries to receive distributions from his or her account in the event of death. The Nominating and Governance Committee has the authority to make grants of deferred stock units to current and future non-employee directors.

At PNC’s 2001 annual meeting, shareholders approved amendments to the Corporation’s 1997 Long-Term Incentive Award Plan which, among other things, added non-employee directors as eligible persons for all awards available under the plan, except incentive stock options. Under the amended plan, the Board’s Nominating and Governance Committee is given the authority to make awards to non-employee directors.

Following the 2003 annual meeting, the committee met to consider possible awards to non-employee directors under the 1997 Long-Term Incentive Award Plan, as amended. After receiving guidance from its compensation consultant, the committee approved the grant of nonstatutory stock options covering 2,000 shares of Common Stock to each non-employee director elected at the 2003 annual meeting. These options have the following material features: an exercise price equal to the average of the high and low prices of a share of Common Stock on April 22, 2003; a term of ten years; and a one-year period between the date of grant and the first date on which the option can be exercised. During that one-year period, the options are subject to forfeiture if the director leaves the Board for any reason other than death, disability, or the termination of his or her service as a director due to a Board policy that requires the director to resign or retire, or failure to be re-elected at the annual meeting. Once vested, the options cannot be forfeited for any reason.

In addition to the grant of 2,000 nonstatutory stock options to each non-management director, the Nominating and Governance Committee also awarded 1,000 deferred stock units to each non-management director under the PNC Outside Directors Deferred Stock Unit Plan. These units were credited directly to the director’s plan account as of April 22, 2003. This award was consistent with the advice received by the committee from its compensation consultant, which recommended a mix of nonstatutory stock options and full value equity grants. Therefore, the Committee reduced the number of options granted by half when compared to 2002 and made the award of deferred stock units in tandem with the option grant.

On October 1, 2003 a special subcommittee of the Nominating and Governance Committee was formed to consider whether the members of the Board’s Special Regulatory Affairs and Oversight Committee had earned additional compensation by reason of extraordinary service. The members of this special subcommittee were Ms. Steffes and Messrs. Clay (Chairman) and Massaro, none of whom served on the Special Regulatory Affairs and Oversight Committee.

The subcommittee met on December 22, 2003 with its compensation consultant to review and discuss the consultant’s report. The subcommittee considered the extraordinary amount of time and effort required of the Special Regulatory Affairs and Oversight Committee members on short notice during the latter half of 2002 and the positive results achieved by the committee on behalf of the Corporation and its shareholders, among other factors. The subcommittee, acting in reliance upon the report of its compensation consultant, recommended on January 6, 2004 to the non-management directors that each member of the Special Regulatory Affairs and Oversight Committee receive an award of deferred stock units as special compensation for his extraordinary service. No member of that committee was present during or participated in any way in those discussions.

The non-management directors (excluding the members of the Special Regulatory Affairs and Oversight Committee) voted unanimously to award deferred stock units in the following dollar amounts to these directors: Messrs. Davidson (Chairman) ($61,700); Chellgren ($ 29,200); Usher ($ 33,700); and Wehmeier ($ 47,700). The deferred stock units were credited to each director’s plan account as of January 6, 2004.

Each non-employee director is also eligible to participate in a charitable matching gift program, under which his or her personal gifts to qualifying charitable organizations are matched up to an annual aggregate dollar amount of $5,000. Executive officers, including those who serve as directors, are eligible to participate in an employee charitable matching gift program that currently has an annual aggregate dollar limit of $2,500. In addition, PNC, its subsidiaries, and the PNC Foundation, a tax-exempt private foundation created by PNC’s principal banking subsidiary, make other grants and contributions to various nonprofit and charitable organizations. In some cases, directors or executive officers of the Corporation serve as officers, trustees, or directors of these organizations. To the Corporation’s knowledge, the aggregate grants and contributions made by PNC, its subsidiaries, and the PNC Foundation during each of 2001, 2002, or 2003 to any one of such nonprofit or charitable organizations for which a director served as an executive officer did not exceed the greater of $1 million or two percent of that organization’s consolidated gross revenues.

The Nominating and Governance Committee intends to review the total compensation package of non-management directors on a regular basis, with the assistance of its independent compensation consultant. In order to maintain the competitiveness of that compensation package, the Nominating and Governance Committee currently intends to make nonstatutory stock option grants and awards of deferred stock units following each annual meeting to each non-employee director elected at the meeting. The size of the option grant and deferred stock unit award will be determined each year, and may be adjusted in light of competitive practices and other factors. The Committee may also make other grants and awards to non-employee directors under the 1997 Long-Term Incentive Award Plan, as amended and the Outside Directors Deferred Stock Unit Plan.

Mr. O’Brien, the retired chairman of the Corporation’s Board of Directors, retired as an employee of the Corporation on April 30, 2000 and relinquished the position of chief executive officer. Mr. O’Brien relinquished the position of chairman on May 1, 2001. As the retired chief executive officer of the Corporation, certain benefits were made available to Mr. O’Brien during 2003. These benefits include: office space and secretarial services; automobile and aircraft use; the payment of net premiums in connection with the Corporation’s Key Executive Equity Plan, a split-dollar insurance arrangement; and reimbursement for certain tax liabilities. During 2003, the aggregate incremental cost to the Corporation of Mr. O’Brien’s personal use of a Corporation automobile and Corporation airplanes, which ceased during 2004, was approximately $154,800. The 2003 net premiums paid by the Corporation in connection with the Key Executive Equity Plan on behalf of Mr. O’Brien were $208,212. During 2003, Mr. O’Brien received reimbursement for income tax liabilities related to the Corporation’s payment of these premiums in the amount of $99,379.

For services provided on or after May 1, 2000 as a member of the Corporation’s Board of Directors, Mr. O’Brien is compensated on the same basis as other non-employee directors. In addition, during 2003 Mr. O’Brien received compensation as a director of BlackRock, Inc. (“BlackRock”), a majority-owned investment management subsidiary of the Corporation that is listed on the New York Stock Exchange under the symbol “BLK.” Mr. O’Brien elected to receive shares of BlackRock class A common stock (and cash in lieu of fractional shares) having an aggregate value of $56,000 in lieu of the cash retainer otherwise payable to him. During 2003, Mr. O’Brien also received $40,000 for his services as a director of PNC Equity Management Corp, an indirect, wholly-owned subsidiary of the Corporation. Mr. O’Brien no longer serves as a director of PNC Equity Management Corp. but continues to serve on its Investment Committee. For that service, Mr. O’Brien receives $6,250 per calendar quarter.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table, captioned “Security Ownership of Directors, Nominees and Executive Officers,” sets forth information concerning beneficial ownership of the Corporation’s Common Stock as of February 27, 2004 by each director and nominee for election as a director, each of the executive officers named in the Summary Compensation Table on page 31, and all directors, nominees and executive officers of the Corporation as a group. Except as otherwise noted, each individual exercises sole voting and investment power over the shares of Common Stock shown. The separate table captioned “Common Stock Unit Ownership” shows phantom or deferred Common Stock units owned by the individual or group through the compensation or benefit plan identified in the corresponding footnote. The Common Stock units can be settled only in cash and carry no voting rights. The number of shares of Common Stock shown in the Security Ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the Security Ownership table, beneficial ownership includes any shares of Common Stock as to which the individual has sole or shared voting power or investment power and also any shares of Common Stock that the individual has the right to acquire within 60 days of February 27, 2004 through the exercise of any option, warrant or right.

Security Ownership of Directors, Nominees and Executive Officers

	Amount and Nature of Beneficial Ownership

Name	Common Stock*		Common Stock Unit Ownership

Paul W. Chellgren	17,418	(1)(2)	17,634	(a)(b)

Robert N. Clay	15,946	(2)	13,740	(a)(b)

J. Gary Cooper	2,207	(3)	1,075	(a)(b)

George A. Davidson, Jr.	21,591	(2)	8,416	(a)

William S. Demchak	111,776	(4)	12,718	(c)

Joseph C. Guyaux	433,916	(4)(5)(6)	1,304	(d)

Richard B. Kelson	2,207	(3)	3,112	(b)

Bruce C. Lindsay	16,913	(2)	6,205	(a)(b)

Anthony A. Massaro	2,377	(3)(7)	1,993	(b)

Thomas H. O’Brien	625,002	(2)(4)(5)(8)	39,718	(a)(d)

Jane G. Pepper	12,423	(2)	5,002	(a)(b)

James E. Rohr	1,067,938	(4)(5)(9)	65,373	(c)(d)

Timothy G. Shack	303,855	(4)(10)	5,596	(c)

Lorene K. Steffes	11,624	(2)(10)	2,954	(a)(b)

Dennis F. Strigl	11,297	(2)	4,522	(b)

Stephen G. Thieke	3,212	(3)(10)	1,213	(a)(b)

Thomas J. Usher	16,722	(2)(10)	12,426	(a)(b)

Milton A. Washington	31,957	(2)	10,959	(a)

Helge H. Wehmeier	19,269	(2)	13,093	(a)(b)

Joseph J. Whiteside	105,000	(4)	0

Directors, nominees and executive officers as a group (28 persons)*/**	3,739,702	(1)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)	247,472	(a)(b)(c)(d)

*	As of February 27, 2004, there were 282,862,121 shares of the Corporation’s Common Stock issued and outstanding. The number of shares of Common Stock held by each individual is less than 1% of the outstanding shares of Common Stock; the total number of shares of Common Stock held by the group is approximately 1.31% of the class. These percentages were calculated by adding shares subject to employee or non-employee director stock options to the foregoing number if the options were either exercisable as of February 27, 2004 or exercisable within 60 days of that date. No director, nominee or executive officer beneficially owns shares of preferred stock of the Corporation.

**	Certain of the directors and executive officers also own shares of BlackRock class A common stock. The number of such shares beneficially owned by individuals listed in the Security Ownership table are as follows: Ms. Pepper (1,000); and Messrs. Clay (7,500); Davidson (10,000); O’Brien (14,770); Rohr (10,000); Washington (10,000); and Wehmeier (5,131). Of the 7,500 shares held by Mr. Clay, 2,500 are held indirectly by him as a trustee. The total number of such shares owned by directors and executive officers as a group (nine persons) is 68,401. The number of shares of BlackRock class A common stock held by each individual is less than 1% of the outstanding shares as of February 27, 2004; the total number of such shares held by the group is also less than 1% of the class.

(1)	Includes shares held in the PNC Bank Kentucky, Inc. Directors Deferred Compensation Plan.

(2)	Includes 10,000 shares subject to non-employee director nonstatutory stock options exercisable within 60 days of February 27, 2004.

(3)	Includes 2,000 shares subject to non-employee director nonstatutory stock options exercisable within 60 days of February 27, 2004.

(4)	Includes shares subject to employee nonstatutory stock options held by Mr. O’Brien and the executive officers and either exercisable as of February 27, 2004 or exercisable within 60 days of that date. The shares subject to such options are as follows: Messrs. O’Brien (318,917 shares); Rohr (715,628 shares); Guyaux (335,147 shares); Demchak (66,666 shares); Shack (205,678 shares); and Whiteside (85,000 shares). The aggregate number of shares subject to such options for the remaining eight executive officers is 667,982. In the case of Mr. Guyaux and four of the remaining eight executive officers, the share numbers include restricted shares of Common Stock awarded on February 19, 2004 as part of the 2003 annual incentive award.

(5)	Includes shares held in the Corporation’s Incentive Savings Plan, a qualified defined contribution plan.

(6)	Includes 16 shares held indirectly as custodian for grandchild.

(7)	Includes 170 shares owned indirectly by spouse, as to which the individual disclaims beneficial ownership.

(8)	Includes 1,000 shares owned by spouse, as to which the individual disclaims beneficial ownership.

(9)	Includes 426 shares held indirectly as custodian for daughter.

(10)	Includes shares held jointly with spouse.

(11)	Includes, for the fifteen non-employee directors, an aggregate total of 118,000 shares subject to nonstatutory stock options exercisable within 60 days of February 27, 2004.

(12)	Includes, for an executive officer not named in the table, ten shares held indirectly as custodian for son, and six shares held indirectly by the executive officer’s spouse as custodian for daughter, as to which six shares the individual disclaims beneficial ownership.

COMMON STOCK UNIT OWNERSHIP TABLE FOOTNOTES

(a)	Includes phantom Common Stock units credited to an account established under the Corporation’s Outside Directors Deferred Stock Unit Plan.

(b)	Includes phantom Common Stock units credited to an account established under the Corporation’s Directors Deferred Compensation Plan.

(c)	Includes phantom Common Stock units credited to an account established under the Corporation’s Deferred Compensation Plan. In the case of Messrs. Rohr, Demchak, and Shack, includes restricted phantom Common Stock units deferred on February 19, 2004 as part of the 2003 annual incentive award.

(d)	Includes phantom Common Stock units held in the Corporation’s Supplemental Incentive Savings Plan, a non-qualified excess defined contribution plan.

Security Ownership of Certain Beneficial Owners

As of March 5, 2004, based solely on Schedules 13D and 13G filed with the SEC under the Securities Exchange Act of 1934 (“Exchange Act”), no persons are known by the Corporation to be the beneficial owners of more than five percent of Common Stock.

TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

Certain directors, executive officers, and/or their associates were customers of and had transactions with the Corporation or its subsidiaries (“Company”) during 2003. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Family Relationships

There is no family relationship as defined in the SEC’s rules between any executive officer or director and any other executive officer or director. Family relationships exist between certain of PNC’s executive officers or directors and some of the approximately 23,000 employees of PNC and its various subsidiaries. These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees. Specific information concerning the compensation paid during 2003 to certain of these employees is provided below.

Norma Hajduk, a Senior Vice President of Hilliard Lyons and Director of Market Sales for PNC Investments, is the sister of Timothy G. Shack, Executive Vice President and Chief Information Officer of PNC. In 2003, Ms. Hajduk received salary of $155,769 and a bonus of $115,575.

Cheryl Kraft, a Vice President and program operations manager in Regional Community Banking, is the sister-in-law of Joseph C. Guyaux, President of PNC. In 2003, Ms. Kraft received salary of $67,467.

Thomas H. O’Brien, Jr., a Vice President and senior investment associate of PNC Equity Management Corp, a PNC subsidiary engaged in private equity activities (“EMC”), is the son of Thomas H. O’Brien, a director and retired chairman and chief executive officer of PNC. In 2003, Mr. O’Brien, Jr. received salary of $115,269 in addition to the incentives described below. He also participated in two plans pursuant to which employees invest indirectly in the general partners of two investment partnerships that EMC has established and share in the investment returns, profits and, in one case, fees earned by those general partners (the “Investment Plans”). These programs were implemented beginning in 1998 and generally contain features utilized in plans of other financial services firms. Mr. O’Brien, Jr. has committed to contribute an aggregate of $117,955 under the Investment Plans (of which 39% has been invested as of December 31, 2003). Mr. O’Brien, Jr. received aggregate cash distributions of $130,637 during 2003 pursuant to such plans, of which $10,884 is being held in escrow and will be distributed to him if the conditions specified in the escrow agreement are satisfied. Mr. O’Brien, Jr. also was a partner in certain employee partnerships that co-invested with PNC in private equity transactions. Those partnerships transferred all their assets to PNC in satisfaction of the loans previously made to them by a PNC subsidiary. The partnerships were dissolved during 2003. Prior to the dissolution of the partnerships, cash distributions of $18,044 were made to Mr. O’Brien, Jr. during 2003.

Jeffrey Troutman, a Vice President and a sales manager for PNC’s Treasury Management business, is the son-in-law of Thomas H. O’Brien, a director and retired chairman and chief executive officer of PNC. For 2003, Mr. Troutman received salary of $101,308 and bonuses totaling $72,358.

Each of the foregoing individuals also participates in other customary employee benefit plans and programs.

Indemnification

Pursuant to its By-Laws, the Corporation provides indemnification to its directors, officers and, in some instances, employees and agents against certain liabilities incurred as a result of their service on behalf of or at the request of the Corporation; the Corporation also advances on behalf of covered individuals costs incurred in connection with certain claims or proceedings, subject to written undertakings by each such individual to repay all amounts so advanced if it is ultimately determined that the individual is not entitled to indemnification. The Corporation also has obtained directors and officers insurance providing coverage for them against certain liabilities and other expenses resulting from their service on behalf of or at the request of the Corporation. These By-Laws provisions and insurance coverage provide a potentially significant financial benefit to the Corporation’s directors and executive officers. During 2003, the Corporation advanced expenses pursuant to these By-Laws provisions on behalf of several of its current and former executive officers and directors in connection with various matters, including certain of the legal proceedings described in Item 3 of the 2003 Annual Report on Form 10-K. A copy of that report is posted on the “For Investors” page of the PNC Web site at www.pnc.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors, its executive officers, and persons who own more than ten percent of a registered class of the Corporation’s equity securities (currently there are no such shareholders) to file with the Corporation, the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. With respect to 2003, to the best of the Corporation’s knowledge, all required report forms were filed on a timely basis. In making this statement, the Corporation has relied in part on the written representations of its current and certain of its former non-employee directors and certain of its current and former executive officers, and on copies of the reports provided to the Corporation. In November 2003, an amended Form 3 was filed on behalf of Mr. Massaro to include an indirect holding of Common Stock inadvertently omitted from the original Form 3, which was timely filed in November 2002.

COMPENSATION OF EXECUTIVE OFFICERS

Personnel and Compensation Committee Report

The following is the Personnel and Compensation Committee’s report to shareholders on the Corporation’s executive compensation policies with respect to compensation reported for fiscal year 2003. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Corporation’s future filings made under the Exchange Act or under the Securities Act of 1933 (“Securities Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

Personnel and Compensation Committee Report on Executive Compensation for Fiscal Year 2003

Introduction

The Personnel and Compensation Committee of The PNC Financial Services Group, Inc. Board of Directors is composed solely of non-management directors. Each Committee member has been affirmatively determined by the Board of Directors to be independent under the standards established by the corporate governance rules of the New York Stock Exchange that become applicable to the Corporation on April 27, 2004.

One of the Committee’s key responsibilities is to provide oversight of the Corporation’s executive compensation program. The Committee conducts regular, comprehensive reviews of the Corporation’s executive compensation program and establishes the annual compensation of the Corporation’s executive officers. The Committee also takes action, or recommends that the Board take action, regarding the adoption or amendment of executive compensation or benefit plans. The Committee also administers certain executive compensation plans maintained by the Corporation.

The Corporation’s executive compensation program is designed to: attract, motivate and retain executive officers who can make significant contributions to the Corporation’s long-term success; align the interests of executive officers with those of shareholders; and place a significant proportion of the executive officers’ total compensation at risk by tying it to the Corporation’s financial and common stock price performance.

The Committee is assisted by independent compensation consultants and the Corporation’s internal support staff. The Committee also uses comparative compensation data for the financial services industry and key management positions obtained from nationally recognized compensation consulting firms.

This compensation data covers a Peer Group of selected financial services companies that compete with the Corporation. The Committee considers the companies included in the Peer Group to be indicative of the Corporation’s financial services competitors. The appropriateness of the Peer Group’s composition is reviewed and approved by the Committee at least annually.

The Committee uses the Peer Group as its primary tool to compare performance and compensation when making key compensation-related decisions. The companies included in the Peer Group do not necessarily include the same companies included in the S&P 500 Banks Index used for the Common Stock Performance Graph on page 38. The Common Stock Performance Graph, however, also shows the median total shareholder return for the 2003 Peer Group companies listed in the footnote to the graph.

The three primary components of the Corporation’s executive compensation program are: base salary; annual incentive awards; and long-term incentive awards. The following three sections of this report discuss each of these components in turn.

Base Salary

The base salaries of executive officers are generally targeted at the middle of the competitive marketplace. The Corporation’s human resources staff determines the market rate for an executive position annually. In making this determination, the human resources staff considers a number of factors, including: relevant industry salary practices; the position’s complexity and level of responsibility; the position’s importance to the Corporation in relation to other executive positions; and the competitiveness of an executive’s total compensation.

Specific compensation data obtained from Peer Group proxy statements is used in establishing the salary of the Corporation’s Chief Executive Officer.

Subject to the Committee’s approval, the level of an executive officer’s base salary is determined on the basis of relevant comparative compensation data and the Chief Executive Officer’s assessment of the executive’s performance, experience, demonstrated leadership, job knowledge, management ability, and risk management skills.

Annual Incentive Awards

Annual incentive awards are bonuses designed to provide a linkage among executive performance, annual objective performance measures, and long-term increases in shareholder value.

For the 2003 award period, annual incentive awards were made to Mr. Rohr and the other four executive officers listed in the compensation tables beginning on page 31 under the Corporation’s 1996 Executive Incentive Award Plan, as amended. The 1996 Executive Incentive Award Plan is designed to give the Committee the flexibility to make annual incentive awards that are comparable to those found in the marketplace in which the Corporation competes for executive talent. This plan is also designed to permit the payment of annual incentive awards that are intended to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code.

For 2003, the five participants in this plan share in a compensation pool equal to one-half of one percent of the Corporation’s 2003 consolidated pre-tax net income. This amount is determined in accordance with generally accepted accounting principles, after adjustment for unusual, infrequently occurring or extraordinary items or cumulative effects of changes in accounting principles, as defined under generally accepted accounting principles.

During the first quarter of 2003, the Committee determined incentive award amounts. An incentive award amount is the maximum percentage of the compensation pool a participant could receive for the 2003 award period. No participant could be assigned a percentage of the compensation pool greater than 40%, and the sum of all percentages assigned cannot exceed 100% of the compensation pool.

At PNC’s 2001 annual meeting, shareholders also approved amendments to the 1996 Executive Incentive Award Plan which authorize the Committee to grant incentive awards that are payable entirely in cash, entirely in shares of the Corporation’s common stock, or in a combination of cash and shares of common stock. Shares of common stock issued pursuant to the terms of an incentive award may be subject to such transfer restrictions or forfeiture provisions as the Committee may specify. To the extent that an incentive award is paid in the form of shares of common stock, the amended 1996 Executive Incentive Award Plan also authorizes the issuance of additional shares of common stock to the participant. The number of additional shares of common stock awarded cannot exceed 25% of the number of shares issued to the participant in full or partial payment of the participant’s share of the compensation pool.

The Committee may permit deferral of the payment of any incentive award on such terms as the Committee deems appropriate. In addition, a participant may defer the payment of any incentive award and the issuance of additional stock pursuant to any applicable deferred compensation plan of the Corporation. In either case, any additional amounts accrued on account of such deferred payment will be based on a reasonable rate of interest or the actual rate of return of one or more predetermined investments specified by the Committee or pursuant to the terms of the deferred compensation plan.

With respect to the participants in the 1996 Executive Incentive Award Plan (except Mr. Whiteside) and certain other senior executive officers, the Committee exercised its authority to direct the payment of 25% of each incentive award for 2003 in the form of restricted shares of PNC common stock or to permit such amount to be deferred into restricted phantom PNC common stock units under the Corporation’s Deferred Compensation Plan. This restricted stock/phantom unit portion was increased by 25% to reflect the resulting risk of forfeiture and lack of liquidity. The aggregate dollar value of the restricted shares or restricted phantom PNC common stock units received by each participant in the 1996 Executive Incentive Award Plan except Mr. Whiteside is included in the “Restricted Stock Award ($)” column of the Summary Compensation Table for 2003, on page 31.

The Committee believes that the payment of a portion of the annual incentive award in restricted shares of common stock or the deferral into restricted phantom PNC common stock units helps to strengthen the linkage between the interests of PNC’s executive officers and the interests of the Corporation’s shareholders. The Committee has authorized a similar program for executive officers not participating in the 1996 Executive Incentive Award Plan.

During the first quarter of 2004, the Committee took the actions necessary to arrive at the amount of the annual incentive award for each of the five plan participants. Among other things, the Committee: confirmed the identity of the executive officers eligible to participate in the plan; certified in writing the size of the compensation pool for the 2003 award period in reliance upon financial information supplied by the Corporation’s officers; and certified in writing the amount of the incentive award authorized under the plan to be paid to each participant. The final amount of an incentive award is determined by the maximum percentage of the compensation pool which could be paid to the participant and such qualitative and quantitative performance factors as the Committee deemed relevant in adjusting the incentive award payable to the level explained in the Summary Compensation Table on page 31 and the accompanying footnotes for the year 2003, for Messrs. Rohr, Guyaux, Demchak, Shack, and Whiteside. As explained above, for each named executive officer except Mr. Whiteside, a portion of the 2003 incentive award was paid in the form of restricted shares of PNC common stock or deferred as restricted phantom PNC common stock units. Mr. Whiteside was paid his annual incentive award entirely in cash because his employment agreement with the Corporation will expire no later than October 1, 2004.

For those executive officers who do not participate in the 1996 Executive Incentive Award Plan, the target amount which may be payable as an annual incentive award is based on an analysis of competitive Peer Group pay practices and is expressed as a percentage of base salary.

When the Committee established the 2003 target annual incentive awards, the Committee assumed that the 2003 target performance goal would be achieved. Achievement of that goal would result in approximately median total cash compensation.

There are a number of factors that can affect the amount of an executive officer’s incentive award payment, including:

•	“EPS Goal”—This goal is based on the Corporation’s earnings per share in relation to the Corporation’s budget. Management established, and the Committee approved, the target EPS Goal for 2003;

•	“Relative Goals”—These goals are based primarily on the Corporation’s return on average common shareholders’ equity relative to the Peer Group, with additional consideration given to the Corporation’s relative return on average assets;

•	Business financial performance relative to that business’s budget;

•	The Chief Executive Officer’s assessment of an executive officer’s performance; and

•

The Committee may exercise its discretion to increase, reduce, or eliminate an executive officer’s award, based on its assessment of the officer’s performance. The Committee cannot, however, increase the incentive award amount a participant may receive under the 1996 Executive Incentive Award Plan beyond the executive’s assigned percentage of the compensation pool. Among the factors the Committee considered with respect to 2003 were: effective communication and cooperation with PNC’s regulatory agencies; the maintenance of effective financial reporting and internal control processes; and the continued effective implementation of strengthened corporate governance principles and risk management procedures.

Long-Term Incentive Awards

Restricted stock, stock option grants, and other incentive share awards are made under the Corporation’s 1997 Long-Term Incentive Award Plan, as amended. The purposes of the 1997 Long-Term Incentive Award Plan are to attract, retain and motivate executives of outstanding ability and to promote the identification of their interests with those of the Corporation’s shareholders. The Committee continues to believe that the Corporation’s current long-term incentive program is effective and that the balanced use of restricted stock awards, stock option grants, and other incentive share awards is a competitive way to address the important issue of retaining key executive talent.

As explained in more detail in the “Restricted Stock Award $” column of the Summary Compensation Table on page 31 and the accompanying footnotes, at its January 3, 2003 meeting the Committee made restricted stock awards to Mr. Rohr and certain other executive officers, including Messrs. Guyaux and Shack. The last such restricted stock award to Messrs. Rohr, Guyaux, and Shack was made in November, 2000. The dollar amounts shown for 2003 for Messrs. Rohr, Guyaux, and Shack include the value of their January 3, 2003 restricted stock awards. Also included is the value of the 25% of the 2003 annual incentive award (increased by 25%) awarded to Mr. Guyaux in the form of restricted stock or deferred by Messrs. Rohr and Shack as restricted phantom PNC common stock units. The dollar amounts shown for Messrs. Rohr, Guyaux, and Shack for 2002 and 2001 are solely attributable to the portion of each officer’s annual incentive award for that year, calculated as explained in the preceding sentence, and awarded in the form of restricted stock or deferred as restricted phantom PNC common stock units.

Messrs. Demchak and Whiteside did not receive a restricted stock award on January 3, 2003. The 2002 dollar amount shown for Mr. Demchak in the “Restricted Stock Award $” column includes both the value of the restricted stock he was awarded upon his employment in 2002 and the 25% of his 2002 annual incentive award (increased by 25%) deferred as restricted phantom PNC common stock units. The 2002 dollar amount shown for Mr. Whiteside is solely attributable to the value of the restricted stock he was awarded upon his employment in 2002.

The number of stock options granted by the Committee to executive officers is determined as follows. A number of stock options is established that would position the executive officer competitively relative to the Peer Group in terms of long-term compensation. This number is called the baseline amount and is used as a reference point for upward and downward adjustments to the stock option grant level based on the Corporation’s total shareholder return in comparison with the Peer Group. If the Corporation’s total shareholder return is significantly higher or lower than the Peer Group’s median return, the number of options granted may be adjusted above or below the baseline amount. The baseline amount is reestablished periodically in order to maintain the Corporation’s competitiveness in long-term compensation.

The Corporation’s total shareholder return is based on its common stock appreciation and dividend payments for the three most recent years. For example, the 2003 option grants were based on common stock appreciation and dividend payments for the period 2000 through 2002. The 2003 grants were 5% below the established baseline to reflect the Corporation’s total shareholder return relative to its Peer Group.

Nonstatutory stock options with a “reload” feature were first granted to a select group of senior officers by the Personnel and Compensation Committee on February 19, 1997. All options granted to the named executive officers (except Mr. Whiteside) and selected other senior officers by the Committee during 2003 also have a reload feature. If options with a reload feature are exercised while the holder is still an employee using common stock which has been held for at least six months, the options exercised are replaced or “reloaded” with a new, at-the-market option. A new option is issued for each share of common stock used to satisfy the exercise price and meet any associated income tax withholding obligation. Options can be reloaded only once; a reload option cannot be replaced when it is exercised. The reload option normally will become exercisable in one year and will have the same remaining term as the option that was exercised. The Committee believes that the reload option feature advances the Corporation’s goal of increased common stock ownership by senior executives by encouraging the early exercise of stock options and the retention of shares.

The Committee also continues to believe in the value of performance-based incentive share awards as a means to retain the Corporation’s key senior officers and further motivate them to enhance shareholder value.

Accordingly, at its January 3, 2003 meeting the Committee granted incentive share awards to Mr. Rohr and certain other senior officers under the Corporation’s 1997 Long-Term Incentive Award Plan, as amended. Like similar awards made by the Committee previously, the maximum number of shares of PNC common stock that an award recipient may receive, if any, depends on the level of performance achieved by PNC over a three-year period with respect to corporate performance goals established by the Committee. This performance period began on January 1, 2003 and will run through December 31, 2005.

Additional information about the 2003 incentive share awards, including the corporate performance goals and other terms and conditions of the awards, is contained in the table following this report, captioned “1997 Long-Term Incentive Award Plan, As Amended-Awards in 2003,” on pages 35-36.

The Committee periodically reviews the elements of the Corporation’s long-term incentive program, and makes refinements and enhancements if appropriate. At its meeting on January 6, 2004 the Committee granted incentive share awards with a two-year performance period beginning January 1, 2004 that will run through December 31, 2005. The 2004 incentive share awards, which were made to the same senior officers who received the 2003 incentive share awards, are primarily intended to introduce refined design elements into the Corporation’s incentive share award program.

Additional information about the 2004 incentive share awards, including the corporate performance goals and other terms and conditions of the awards, is contained in footnote (d) to the table following this report, captioned “1997 Long-Term Incentive Plan, As Amended-Awards in 2003,” on page 36.

The grant of these new incentive share awards reflects the Committee’s determination that the incentive aspect of incentive share awards would be more consistently effective if the percentage of the share grant that a senior officer was entitled to receive increased in smaller increments based on smaller incremental changes in achievement of the performance goals, including beginning the threshold performance for receipt of shares at an earlier level and introducing incremental performance goals between the target level and the 75th percentile of peer group performance and above. These new awards were designed to be complementary to and work together with the awards already outstanding. In particular, any incentive shares of common stock that would otherwise be issuable to a senior officer pursuant to a 2004 incentive share award will be reduced, on a share for share basis (but not below zero), by any incentive shares issued to the officer pursuant to the 2003 incentive share awards.

Additional information about the grants and awards made by the Committee under the 1997 Long-Term Incentive Award Plan, as amended, is included in the Summary Compensation Table and in the Individual Option Grant Table, both of which follow this report.

CHIEF EXECUTIVE OFFICER COMPENSATION

When deciding the compensation to be paid to the Corporation’s Chief Executive Officer, the Committee acts privately, without the Chief Executive Officer or other officers present. As appropriate, the Committee will confer with its independent compensation consultant to determine whether the Corporation’s executive compensation program is consistent with marketplace practices linking pay for performance. In general, the Committee considers the Corporation’s financial performance and Peer Group financial performance and compensation data when making decisions regarding the Chief Executive Officer’s compensation. The Committee also considers the Chief Executive Officer’s leadership, decision-making skills, experience, knowledge, communication with the Board, employees, and regulatory agencies, and strategic recommendations, as well as the Corporation’s positioning for future performance. The Chief Executive Officer’s effectiveness in enhancing the corporate governance and risk management structures of the Corporation is also considered. The Committee does not assign relative weights to these factors.

The Committee’s significant decisions regarding the Chief Executive Officer’s compensation are reported to and discussed with the full Board. These discussions are held privately, without the Chief Executive Officer or any of the Corporation’s other officers present. Final decisions regarding the Chief Executive Officer’s compensation are reached by the Committee after due consultation with the Board’s other independent directors.

The following portions of the report will discuss the Committee’s decisions regarding Mr. Rohr’s compensation for 2003.

The amount of salary received by Mr. Rohr was higher by 3.8% due solely to an extra pay period in 2003. His annual base salary rate for 2003 remained at $850,000.

In deciding upon the size of Mr. Rohr’s 2003 annual incentive award payment, the Committee took into account the continued leadership and communication skills he displayed in instilling a corporate culture based on shared ethical values and a focus on building shareholder value.

The Committee also considered these accomplishments, among others:

•	PNC earned $1 billion and generated a 15% return on equity in 2003;

•	Corporate governance and risk management structures continued to be enhanced;

•	Regulatory relations continued at a high level of cooperation and communication;

•	Earnings reflected improved results for Regional Community Banking, Wholesale Banking, and PFPC;

•	BlackRock delivered continued strong results;

•	Significant cost savings were achieved during 2003, and management has demonstrated its commitment to pursuing additional cost saving initiatives;

•	PNC continued to enhance its credit risk profile; and

•	PNC continued to leverage and enhance its nationally-recognized technology platform, a crucial factor in delivering future growth and profitability.

After considering all of these factors carefully and giving due consideration to the views of the Board’s independent directors, the Committee authorized the payment to Mr. Rohr of $2.5 million as an annual incentive award for 2003. Mr. Rohr received $1,875,000 of this award in the form of cash and the remainder of the amount, together with the 25% premium, was awarded to him in the form of restricted phantom common stock units credited to an account established under the Corporation’s Deferred Compensation Plan. Please refer to footnotes (b) and (d) of the Summary Compensation Table on pages 32-33 for additional information. The Committee, while mindful of the agreement entered into by a PNC subsidiary with the Department of Justice during 2003, believes that it has satisfactorily taken into account the matters that gave rise to the agreement when determining Mr. Rohr’s compensation for 2001 and 2002. In addition, the Committee recognized that Mr. Rohr’s long-term compensation payout in 2002 was significantly reduced, in part as a result of these events. The number of shares of common stock he was awarded in February 2003 following the end of the three-year incentive share program on December 31, 2002 and discussed in last year’s Committee report was one-third of the maximum number that could have been awarded to him under that program.

As for Mr. Rohr’s long-term incentive compensation, he received his 2003 stock option grant at a level that was 5% lower than the established baseline. As discussed earlier in this report, this reduction reflects the Corporation’s total shareholder return relative to its Peer Group for the period 2000 through 2002.

Tax Policy

Section 162(m) of the Internal Revenue Code disallows with certain exceptions a federal income tax deduction for compensation over $1 million paid to the Chief Executive Officer and any of the executive officers included in the compensation tables following this report, provided that they are serving in that capacity as of the last day of the Corporation’s fiscal year.

One exception to Section 162(m)’s disallowance of a federal income tax deduction for compensation over $1 million applies to performance-based compensation paid pursuant to shareholder-approved plans. Awards made under the 1996 Executive Incentive Award Plan, as amended, and certain awards under the 1997 Long-Term Incentive Award Plan, as amended, can generally be made eligible for the performance-based exception and therefore eligible as a federal income tax deduction for the Corporation.

Although the Committee keeps in mind the desirability of controlling the Corporation’s nondeductible compensation expense, the Committee also believes that it is equally important to maintain the flexibility and competitive effectiveness of the Corporation’s executive compensation program. Therefore, the Committee from time to time decides to make grants and awards which may not be deductible for federal income tax purposes due to the provisions of Section 162(m).

Conclusion

Based upon its review of the Corporation’s executive compensation program and the advice and guidance that the Committee has received from its independent compensation consultant, the Committee believes that the program’s basic structure is appropriate, competitive, and effective to serve the purposes for which it was established.

MEMBERS OF THE COMMITTEE:

Dennis F. Strigl, Chairman

Paul W. Chellgren

Anthony A. Massaro

Thomas J. Usher

Milton A. Washington

Compensation Committee Interlocks and Insider Participation

Messrs. Chellgren, Massaro, Strigl, Usher and Washington, none of whom are officers or former officers of the Corporation or any of its subsidiaries, served as members of the Personnel and Compensation Committee during 2003.

Certain members of the Personnel and Compensation Committee and their associates were customers of and had transactions with the Corporation or its subsidiaries during 2003. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Change in Control and Other Arrangements

The Corporation has entered into change in control severance agreements with each of the executive officers named in the Summary Compensation Table except Mr. Whiteside, and with certain other selected executive officers. For Mr. Whiteside, change in control severance provisions are included in his employment agreement and are described below. For each of the other named executive officers, if the executive officer’s employment is terminated by the Corporation without cause, or by the executive officer for good reason, during a period of three years following a change in control of the Corporation, the executive officer will receive severance benefits, including: (i) a lump sum payment of three times the executive officer’s annual base salary and bonus; (ii) the payment of at least the target bonus for the executive officer for the fiscal year during which the executive officer’s employment is terminated and of last year’s bonus if not yet paid; (iii) three years of additional benefits under certain of the Corporation’s retirement and benefit plans; and (iv) a payment to reimburse the executive officer for any excise taxes on severance benefits that are considered excess parachute payments under the Internal Revenue Code of 1986, as amended (“Code”). The pension benefits payable to an executive officer may be increased depending upon the officer’s age on the date of termination. Each agreement requires the executive officer not to use or disclose any of the Corporation’s confidential business information and, if the executive officer receives the above severance benefits, not to employ or solicit any officer of the Corporation during the year following the executive officer’s termination. Each agreement terminates when the executive officer reaches age 65, and the Corporation may, upon one year’s advance notice, simultaneously terminate all of such change in control severance agreements. The Corporation has entered into change in control severance arrangements with certain other selected executive and other officers under which they will receive severance benefits similar to those described above, but in some cases at a lower level of payment and with a shorter coverage period.

The Corporation also typically includes provisions in its stock option, restricted stock and other incentive share awards providing certain protections, such as accelerated vesting. At the Personnel and Compensation Committee meeting held on February 18, 2004, the Committee approved a change in the relevant provisions of all outstanding unvested equity-based (or phantom equity-based) employee awards in order to provide for 100% accelerated vesting upon a change in control of the Corporation, whether or not the officer has a qualifying termination of employment, which was previously required. The Committee also approved the addition of a provision to current and future incentive share programs that will entitle the officer to receive the higher of the target award or the award earned as of the date of the change in control of the Corporation. The amount received by the officer will be prorated based on the portion of the three-year performance period that has been completed. Prior to this change, the entire target award would have been paid upon a change in control and the officer’s qualifying termination of employment. In addition, the officer will receive payment of a dollar amount equal to the number of target incentive shares awarded, with offsets, during the three-year period immediately preceding the change in control multiplied by the fair market value of a share of Common Stock on the date of the change in control of the Corporation. This payment will be made in addition to the officer’s other severance benefits.

The Corporation’s displaced employee assistance plans for employees generally provide an increase in severance benefits following a change in control under certain circumstances. If an employee’s employment is terminated by the Corporation within two years following consummation of a change in control, the employee will receive a lump sum payment equal to twice the benefits to which such employee otherwise would be entitled under the applicable plan. In addition to that lump sum payment, certain other selected officers and employees will become eligible for an additional severance benefit under similar circumstances, based on their variable compensation.

As noted at the beginning of this section, the Corporation has entered into an employment agreement with Mr. Whiteside. Under that agreement, Mr. Whiteside holds the title of Vice Chairman and serves as special advisor to the Corporation’s chairman and chief executive officer. Mr. Whiteside’s employment under the agreement is for two years, beginning on October 1, 2002. His employment may be terminated, however, by either party at any time and for any reason. The agreement will end no later than October 1, 2004.

For his services, Mr. Whiteside receives base salary at the annualized rate of $425,000 and an annual perquisite allowance of $13,000. The agreement also provides for the payment of a performance bonus for 2003, payable in March 2004, of at least $200,000, with a target of 125% of his annualized base salary. He is also eligible to participate in certain standard employee benefit and compensation plans.

Upon his employment, Mr. Whiteside received: a $205,000 signing bonus; 20,000 shares of restricted Common Stock, with a two-year vesting period; and a nonstatutory stock option to purchase 20,000 shares of Common Stock, which became exercisable on October 1, 2003. In addition, pursuant to the agreement, Mr. Whiteside was granted on January 3, 2003 a nonstatutory stock option to purchase 65,000 shares of Common Stock, which became exercisable on January 3, 2004.

If Mr. Whiteside’s employment with PNC ends before October 1, 2004 for reasons other than his resignation or termination for cause by PNC, Mr. Whiteside is eligible to receive certain accelerated payments, and the vesting of his 20,000 shares of restricted Common Stock will be accelerated to the date of his termination of employment. Due to the passage of time, the only remaining accelerated payment that may be due is a lump sum payment calculated by subtracting all salary payments made to Mr. Whiteside through his last day of employment from $850,000.

In the event that a change in control of the Corporation occurs while Mr. Whiteside is employed by PNC and his employment is terminated before October 1, 2004, he will receive certain severance benefits in lieu of the accelerated payment he would otherwise receive under the agreement. These benefits include a lump sum payment of $2,284,376 and a payment to reimburse Mr. Whiteside for excise taxes on severance benefits that are considered excess parachute payments under the Code. The lump sum payment will be reduced on a prorated basis if Mr. Whiteside’s employment is terminated within 24 months of his 65th birthday.

Summary Compensation Table

The Summary Compensation Table shows, for the years 2001 through 2003 (except in the case of Messrs. Demchak and Whiteside, who were not employed by the Corporation until 2002), the compensation paid or awarded to Mr. Rohr, the Corporation’s Chairman and Chief Executive Officer, and to the Corporation’s next four most highly compensated, policy-making executive officers; the inclusion of those four executive officers in this group is based on salary and bonus earned during 2003. The amounts shown in the “Salary” column reflect the fact that the Corporation had 27 pay periods during 2003, rather than the normal 26. Please see footnote (a) for additional information. The amounts shown in the “Salary” column include the dollar amounts attributable to holidays, vacation time, and paid time off. Mr. Rohr and the four executive officers are referred to collectively for purposes of the compensation tables as the Corporation’s “named executive officers.” For a discussion of the Corporation’s executive compensation program, please refer to the Personnel and Compensation Committee Report on Executive Compensation for Fiscal Year 2003 beginning on page 22.

	Annual Compensation							Long-Term Compensation			All Other Comp ($)
Name and PNC Principal Position	Year		Salary ($)		Bonus ($)		Other Annual Comp ($)	Awards
								Restricted Stock Award ($)	Securities Underlying Options/ SARS (#)	LTIP Payouts ($)
			(a)		(b)		(c)	(d)	(e)		(f)
James E. Rohr Chairman and Chief Executive Officer	2003 2002 2001		882,692 850,000 850,000		1,875,000 900,000 1,125,000		5,015 4,149 4,015	4,536,550 375,000 468,750	275,559 299,512 338,740	0 429,400 1,675,750	280,350 291,959 321,108

Joseph C. Guyaux President	2003 2002 2001		596,538 486,538 405,769		900,000 429,000 283,500		16,200 0 0	2,804,900 178,750 118,125	133,000 101,718 63,000	0 343,520 469,210	71,354 53,264 52,038

William S. Demchak Vice Chairman and Chief Financial Officer	2003 2002	†	550,384 152,885	†	727,500 750,000	†	0 8,947	303,125 2,427,500	100,000 100,000	0 0	16,284 233,613

Timothy G. Shack Executive Vice President and Chief Information Officer	2003 2002 2001		493,269 427,885 372,461		506,250 289,500 228,000		0 0 0	1,978,138 120,625 95,000	75,219 80,238 88,014	0 279,110 402,180	55,386 43,151 44,548

Joseph J. Whiteside Vice Chairman	2003 2002	†	441,346 96,442	†	717,188 0		0 0	0 883,400	65,000 20,000	0 0	18,635 205,000

Footnotes to Summary Compensation Table

†

Messrs. Demchak and Whiteside were not employed by the Corporation prior to 2002. The salary amount shown for Mr. Demchak for 2002 represents the portion of his annual base salary paid to him in 2002, beginning on his first day of employment (September 9, 2002). Mr. Demchak received a guaranteed bonus of $1,000,000 for 2002, of which a portion was deferred as restricted phantom Common Stock units. Mr. Demchak also received a grant of 45,000 restricted shares of Common Stock upon his employment. The salary amount shown for Mr. Whiteside for 2002 represents the portion of his annual base salary paid to him in 2002, beginning on his first day of employment (October 1, 2002). Mr. Whiteside received a $205,000 signing bonus and an award of 20,000 restricted shares Common Stock upon his employment, but did not receive an annual incentive award for 2002. Mr. Whiteside’s employment agreement with the Corporation, which will expire no later than October 1, 2004, does not provide for an annual incentive award for 2004. Please see the column captioned “Restricted Stock Award $” and footnotes (b) and (d) for additional information.

(a)	The amounts shown in this column for 2003 include salary received by the named executive officer as the result of an extra pay period in 2003. The actual base salary for each named executive officer is as follows: Messrs. Rohr ($850,000); Guyaux ($580,000); Demchak ($530,000); Shack ($475,000); and Whiteside ($425,000).

(b)	Except in the case of Mr. Whiteside, 25% of the named executive officer’s 2003 annual incentive award was awarded to him in the form of restricted shares of Common Stock (Mr. Guyaux) or deferred as restricted phantom Common Stock units under the Corporation’s Deferred Compensation Plan (Messrs. Rohr, Demchak, and Shack). This restricted stock/phantom unit portion was increased by 25% to reflect the resulting risk of forfeiture and lack of liquidity. The aggregate dollar value of the restricted shares of Common Stock or restricted phantom Common Stock units awarded to each named executive officer is included in the “Restricted Stock Award ($)” column of this table for 2003, and additional details are provided in footnote (d) and in the Personnel and Compensation Committee Report on Executive Compensation beginning at page 23, under the caption “Annual Incentive Awards.”

(c)	The amounts shown represent reimbursement for certain tax liabilities. None of the named executive officers received perquisites or other personal benefits, securities or property during 2003 that, in the aggregate, cost the Corporation the lesser of $50,000 or 10% of the named executive officer’s salary and bonus earned during that year. Perquisites and other personal benefits that were received by the named executive officers were valued on the basis of their incremental cost to the Corporation and its subsidiaries, as prescribed by the rules of the SEC.

(d)	The dollar values in this column for 2003 equal the aggregate value of restricted shares of Common Stock awarded to the named executive officer on January 3, 2003 (except in the case of Messrs. Demchak and Whiteside) and the restricted shares of Common Stock awarded to Mr. Guyaux or, in the case of Messrs. Rohr, Demchak, and Shack, deferred as restricted phantom Common Stock units on February 19, 2004 as part of the 2003 annual incentive award. On February 19, 2004 the restricted shares were awarded to Mr. Guyaux under the Corporation’s 1996 Executive Incentive Award Plan, as amended, and the restricted phantom Common Stock units were deferred by Messrs. Rohr, Demchak, and Shack under the Corporation’s Deferred Compensation Plan. The named executive officers will be entitled to vote and to receive dividends on the restricted shares, as declared by the Board on Common Stock. Restricted phantom Common Stock units held in the Corporation’s Deferred Compensation Plan are credited with deemed dividends, as dividends are declared by the Board on Common Stock, but they carry no voting rights and can be settled only in cash. For both the restricted shares and restricted phantom stock units, the named executive officer will forfeit the award if his employment with PNC terminates prior to the end of a three-year restricted period, except in certain limited cases. Please see footnote (b) and the Personnel and Compensation Committee Report on Executive Compensation beginning at page 23, under the caption “Annual Incentive Awards,” for additional details.

As of December 31, 2003, the named executive officers beneficially held restricted shares of Common Stock as follows, with the aggregate dollar value shown as of December 31, 2003: Messrs. Rohr (98,501 shares; $5,390,960); Guyaux (65,195 shares; $3,568,146); Demchak (45,000 shares; $2,462,850); Shack (45,984 shares; $2,516,704); and Whiteside (20,000 shares; $1,094,600). The per share dollar amount used to calculate these values was $54.73, the closing market price of a share of Common Stock on the New York Stock Exchange on December 31, 2003. Of those restricted shares, these named executive officers were awarded the following number of shares on January 3, 2003 under the Corporation’s 1997 Long-Term Incentive Award Plan, as amended: Mr. Rohr (85,000); Mr. Guyaux (55,000); and Mr. Shack (40,000). On January 3, 2003, the closing market price of a share of Common Stock on the New York Stock Exchange was $44.18. That per share dollar amount was used to calculate the value of the foregoing restricted stock awards for purposes of this column for 2003. The restricted stock awarded on January 3, 2003 will vest on November 15, 2006, assuming the named executive officer’s continued employment by the Corporation, except in certain limited cases. These cases include the officer’s death or total disability.

(e)	With respect to Messrs. Rohr and Shack, the number shown in this column for 2003 includes shares of Common Stock underlying both nonstatutory stock options granted by the Personnel and Compensation Committee in its discretion during 2003 and reload nonstatutory stock options granted upon the named executive officer’s exercise during 2003 of nonstatutory stock options granted by the Personnel and Compensation Committee prior to 2003 with a reload feature. The number of shares of Common Stock underlying reload options are shown in parentheses for Messrs. Rohr (28,559) and Shack (13,469). For more information about reload options, please see the “Individual Option Grants—2003” table below and the relevant footnotes.

(f)	The amount shown for 2003 includes the dollar value of matching contributions made pursuant to the Corporation’s Incentive Savings Plan, a qualified defined contribution plan, for Messrs. Rohr ($12,000); Guyaux ($12,000); Shack ($12,000); and Whiteside ($3,923). The amount also includes the employer matching contribution to the Corporation’s Supplemental Incentive Savings Plan, a nonqualified excess defined contribution plan, for Messrs. Rohr ($76,962); Guyaux ($40,952); Shack ($29,176); and Whiteside ($14,712). The amount also includes the 2003 net premiums paid by the Corporation in connection with its Key Executive Equity Plan, a split-dollar insurance arrangement, on behalf of Messrs. Rohr ($185,283); Guyaux ($12,643); Demchak ($6,921); and Shack ($8,758). The net premiums disclosed in the preceding sentence represent the full dollar amounts paid by the Corporation for both the term and non-term portions of the Key Executive Equity Plan, after any contribution made by the named executive officer. Finally, the amount includes the executive long-term disability premiums paid by the Corporation on behalf of Messrs. Rohr ($6,105); Guyaux ($5,759); Demchak ($9,363); and Shack ($5,452).

Option Grants in 2003

This table provides information on stock options granted to the named executive officers in 2003. Only nonstatutory stock options were granted in 2003 under the Corporation’s 1997 Long-Term Incentive Award Plan, as amended.

The table provides information about two categories of options granted during 2003: (i) options granted to each of the named executive officers at the discretion of the Personnel and Compensation Committee; and (ii) reload options granted to Messrs. Rohr and Shack upon their exercise, in the required manner, of options previously granted to them by the Personnel and Compensation Committee with a reload feature. Reload options included in the following table are marked with the symbol “(R).” Information about reload options is included in footnote (b); where appropriate, other footnotes provide additional information which is specific to the reload options shown in the table.

Individual Option Grants—2003

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in 2003	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
	(a) (b)			(c)	(d)	(e)
James E. Rohr	247,000 28,559	(R)	6.10 0.71	43.81 53.10	1/3/2013 1/6/2010	2,376,140 313,578

Joseph C. Guyaux	133,000		3.28	43.81	1/3/2013	1,279,460

William S. Demchak	100,000		2.47	43.81	1/3/2013	962,000

Timothy G. Shack	61,750 13,469	(R)	1.52 0.33	43.81 49.45	1/3/2013 1/6/2010	594,035 138,731

Joseph J. Whiteside	65,000		1.60	43.81	1/3/2013	625,300

(a)	The option grants not marked with an “(R)” have a grant date of January 3, 2003.

The reload options shown were granted on the exercise date(s) of the named executive officer’s original options. The grant dates for the reload options are as follows: (i) Mr. Rohr’s reload options were granted on October 28, 2003; and (ii) Mr. Shack’s reload options were granted on June 6, 2003.

Options granted by the Personnel and Compensation Committee normally become exercisable in three equal annual installments, beginning one year after the grant date, as long as the holder remains an employee. All reload options normally become exercisable one year after their grant date.

(b)	Nonstatutory stock options with a “reload” feature were first granted to a select group of senior officers by the Personnel and Compensation Committee on February 19, 1997. All options granted to the named executive officers (except Mr. Whiteside) and selected other senior officers by the Committee during 2003 also have a reload feature. If options with a reload feature are exercised while the holder is still an employee using Common Stock which has been held for at least six months, the options exercised are replaced or “reloaded” with a new, at-the-market option for each share of Common Stock used to satisfy the exercise price and meet any associated tax withholding obligation. Options can be reloaded only once; the reload options shown in the table cannot be replaced when they are exercised. The reload option normally will become exercisable in one year and will have the same remaining term as the option that was exercised.

(c)	The exercise price shown equals the average of the high and low sale prices of a share of the Corporation’s Common Stock on the New York Stock Exchange on the date of the grant.

(d)	The date shown in this column is the applicable ten-year expiration date, but an option may expire prior to that date under certain circumstances specified in the governing nonstatutory stock option agreement, such as termination of employment for reasons other than death or retirement.

The expiration date shown for reload options coincides with the expiration date of the option exercised, regardless of the reload option’s grant date. For example, a reload option received upon the exercise of an option granted on January 6, 2000 would have the same expiration date of January 6, 2010 applicable to the original option, regardless of the date on which the reload option was granted.

(e)	The dollar values listed in this column are based upon the Black-Scholes option pricing model.

The options granted in 2003 to the named executive officers (except Mr. Whiteside) at the discretion of the Personnel and Compensation Committee [i.e., the options shown in table that are not marked by the symbol “(R)”] and to certain other executive officers include a reload feature. Those options were valued without regard to the reload feature. The grant of a reload option is treated for purposes of this table as the automatic grant of a new option, the value of which is determined on its own terms as of its grant date. Additional information about reload options is contained in footnote (b).

The chart below shows, by option grant date, the assumptions used in accordance with the Black-Scholes option pricing model to determine the grant date present value per option. The Corporation in no way intends to provide any predictions or assurances with respect to option or Common Stock values, as some of the underlying assumptions are highly subjective and in any event the options are not transferable except upon the death of the optionee. The grant dates for specific options listed in the Individual Option Grants table are disclosed in footnote (a).

Grant Date	Market Price	Exercise Price	Volatility	Annualized Risk Free Rate of Return	Estimated Useful Life	Dividend Yield	Estimated Value of Option
1/03/03	$43.81	$43.81	0.3080	3.08%	5 years	3.52%	$9.62
6/06/03	49.45	49.45	0.3090	2.37	5 years	3.55	10.30
10/28/03	53.10	53.10	0.2890	3.34	5 years	3.63	10.98

Aggregated Option Exercises in 2003 and 2003 Year-End Option Values

This table provides information concerning exercises of nonstatutory stock options during 2003 by certain of the named executive officers. The table also shows the number and value of unexercised options, including any reload options held by the named executive officer, at the end of 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 2003 Year End (#)		Value of Unexercised In-the-Money Options at 2003 Year End ($) (a)
			Exercisable	Unexercisable	Exercisable	Unexercisable
					(b)	(b)
James E. Rohr	169,834	2,929,953	554,628	610,059	521,913	3,705,573
Joseph C. Guyaux	0	0	226,814	240,000	736,658	1,797,948
William S. Demchak	0	0	33,333	166,667	279,164	1,637,836
Timothy G. Shack	15,000	108,938	167,178	158,969	60,506	1,007,683
Joseph J. Whiteside	0	0	20,000	65,000	236,600	701,675

(a)	An option is in-the-money if the fair market value of the underlying security exceeds the exercise price of the option.

(b)	The dollar values shown were calculated by determining the difference between: (i) the average of the high and low sale prices of the Corporation’s Common Stock on the New York Stock Exchange on December 31, 2003 ($54.60); and (ii) the exercise prices of the various options held by the named executive officer as of December 31, 2003.

1997 Long-Term Incentive Award Plan, As Amended—Awards in 2003

This table provides information on incentive share awards made to certain of the named executive officers in 2003 under the Corporation’s 1997 Long-Term Incentive Award Plan, as amended.

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
	(a)		(c)	(c)	(c)
James E. Rohr	110,000	(b)	55,000	110,000	165,000
Joseph C. Guyaux	60,000	(b)	30,000	60,000	90,000
William S. Demchak	50,000	(b)	25,000	50,000	75,000
Timothy G. Shack	45,000	(b)	22,500	45,000	67,500
Joseph J. Whiteside	0	N/A	N/A	N/A	N/A

(a)	The number shown represents the number of shares of the Corporation’s Common Stock with respect to which an incentive share award was made as of January 3, 2003. No shares of Common Stock have yet been issued pursuant to this award. The actual number of shares of Common Stock, if any, which a named executive officer may receive depends on the attainment of certain performance goals and other factors, which are generally explained in footnote (c).

(b)	The performance period began on January 1, 2003 and will end on December 31, 2005.

(c)	The applicable performance goals are based on the Corporation’s Return on Common Equity (“ROCE”) and Total Shareholder Return (“TSR”) during the performance period in relation to the Peer Group of financial services organizations approved by the Board’s Personnel and Compensation Committee.

If the Corporation’s ROCE is at or above median for the Peer Group, the named executive officer will receive 50 percent of the incentive shares awarded. If the Corporation’s TSR is at or above median for the Peer Group, 50 percent of the incentive shares are awarded. Additional incentive shares will be awarded as a premium if the Corporation’s ROCE and/or TSR are within the top quartile of the Peer Group. The named executive officer will receive a number of additional incentive shares equal to 25 percent of the incentive shares originally awarded for each financial measure (ROCE or TSR) which places within the top quartile of the Peer Group.

One-half of the shares of Common Stock awarded, if any, will be delivered following the end of the performance period. The other one-half of the shares of Common Stock awarded will be issued as restricted stock and will not be delivered to the named executive officer until one year after the end of the performance period. During the one-year restricted period, the named executive officer will have voting and dividend rights with respect to the restricted stock. The restricted stock, however, cannot be sold or transferred and is subject to forfeiture if the named executive officer does not satisfy specified conditions.

Under certain circumstances, the number of incentive shares which would otherwise be awarded to a named executive officer may be reduced or forfeited entirely. Also, the award and delivery of the incentive shares may be accelerated if the named executive officer is affected by certain change-in-control events.

The foregoing summary of the terms and conditions of the incentive share awards is not intended to be complete. Certain of the Corporation’s executive officers other than the named executive officers also received incentive share awards during 2003.

(d)	At its meeting on January 6, 2004, the Personnel and Compensation Committee approved an incentive share award program that is designed to be complementary to the three-year program described in the table and footnotes (a)-(c). The 2004 program, which has a two-year performance period beginning on January 1, 2004 and ending on December 31, 2005, is designed primarily to introduce refined designed elements into the Corporation’s incentive share award program.

The 2004 incentive share awards were made in target amounts equal to those made under the 2003 program to each of the named executive officers and to certain other officers who also received incentive share awards in 2003. Relative ROCE and TSR are also used as the corporate performance factors for the 2004 program, but the Corporation’s position relative to its Peer Group will be determined at the end of each calendar year during the performance period and averaged at the end of the two-year performance period.

The 2004 incentive share award program is intended to refine the payment formula used to calculate the number of shares of Common Stock, if any, that will be issued upon the simultaneous termination of both performance periods on December 31, 2005. The linkage between Corporate performance and payouts, if any, will be strengthened by recognizing smaller incremental achievements in reaching the corporate performance goals, beginning at an earlier threshold level and introducing incremental performance goals between the target award level and the 75th percentile of Peer Group performance and above. The payout formula will be further refined by adjusting the payout based on the Corporation’s performance relative to the performance of its peers immediately above and below it in the final rankings.

The target awards under the 2004 program will be increased by the amount of phantom dividends during the two-year performance period, converted to additional incentive shares. The 2004 program’s payout schedule will be maintained even if the number of banks in the Peer Group is reduced due to industry consolidation during the two-year performance period.

The number of shares of Common Stock, if any, that will be issued following the end of the 2004 program will be reduced on a one-for-one basis by any shares issued under the 2003 program.

The Personnel and Compensation Committee will retain the authority to reduce any amounts otherwise payable to a participant under the 2003 or 2004 programs. One-half of the shares finally awarded will be delivered outright to participants, and the other one-half will be awarded in the form of restricted shares of Common Stock with a one-year vesting period, subject to the satisfaction of certain conditions.

Pension Benefits

The Corporation maintains a non-contributory pension plan (“Pension Plan” or “Plan”) for qualifying employees. The Plan is a defined benefit pension plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is qualified under Section 401(a) of the Code. The Corporation and certain of its subsidiaries contribute an actuarially determined amount necessary to fund the total benefits payable to participants employed by them. The amount of the Corporation’s annual contribution with respect to a specific participant cannot be readily calculated by the actuaries for the Pension Plan.

Benefits under the Plan are determined as follows: Effective January 1, 1999, a recordkeeping “account” was established for each participant. The initial account balance was determined as the present value of each participant’s accrued benefit as of December 31, 1998, using the Plan provisions in effect on December 31, 1998. For each calendar quarter ending after January 1, 1999, eligible participants receive “Earnings Credits,” expressed as a percentage of Covered Earnings, in accordance with a schedule based on the participant’s age plus years of credited service. In addition, employees who were at least age 40 and had at least 10 years of credited service as of January 1, 1999 receive additional quarterly “Transitional Credits” for up to 10 years. Participants also receive quarterly “Interest Credits” at the prevailing 30-year U.S. Treasury Bond rate.

“Covered Earnings” is defined as an employee’s regular earnings plus eligible variable compensation, such as paid bonuses; deferred bonus payments are applied to the Corporation’s ERISA Excess Pension Plan, discussed below. Eligible variable compensation for employees is limited to the greater of $25,000 or 50% of the employee’s total eligible variable compensation for the calendar year. Eligible variable compensation is generally limited to $250,000 for purposes of the 50% calculation, except in the case of a select group of senior officers.

The Corporation also maintains two supplemental non-qualified pension plans. The ERISA Excess Pension Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Code and the amount that would be provided by the Pension Plan if no limits were applied. The ERISA Excess Pension Plan also recognizes deferred bonuses that are not included in the Pension Plan as Covered Earnings.

The Corporation also maintains a separate supplemental retirement benefit plan applicable to certain officers of the Corporation and its subsidiaries. Mr. Whiteside does not participate in this plan. Officers who were age 50 and had five years of vesting service as of January 1,1999 receive benefits based on the formula in effect prior to January 1, 1999. All other officers participating in this plan will receive a benefit based upon the cash balance pension formula described above, applied to eligible bonuses.

The estimated total annual benefits (including those payable by both supplemental non-qualified pension plans, except in the case of Mr. Whiteside) payable upon retirement at the normal retirement age of 65 for each of the named executive officers are as follows: Messrs. Rohr ($1,678,224); Guyaux ($788,477); Demchak ($696,050); Shack ($652,133); and Whiteside ($16,195). Except as explained below with respect to Mr. Whiteside, the benefits have been projected assuming that: (a) each named executive officer’s salary remains constant until retirement; (b) future annual bonuses are assumed to be the same as those paid in 2003; and (c) the 30-year U.S. Treasury Bond rate until retirement is 7.0%. In the case of Mr. Whiteside, his projected benefits were calculated in the same manner, but a 2003 annual bonus (paid in 2004) of $717,188 was used for purposes of the calculation. The amounts shown are based on the payment method which would result in the highest annual benefit, if selected by the named executive officer.

COMMON STOCK PERFORMANCE GRAPH

The graph set forth below shows the cumulative total shareholder return (i.e., price change plus reinvestment of dividends) on the Corporation’s Common Stock during the five-year period ended December 31, 2003, as compared with: (i) a selected peer group of the Corporation’s competitors (“Peer Group”†); (ii) an overall stock market index, the S&P 500 Index; and (iii) a published industry index, the S&P 500 Banks Index (“S&P Banks”). The yearly points marked on the horizontal axis of the graph correspond to December 31 of that year. The stock performance graph assumes that $100 was invested on January 1, 1999, for the five-year period and that any dividends were reinvested. The table below the graph shows the resultant compound annual growth rate (“CGR”) for the performance period.

†	The Peer Group represented comprises the following companies: The Bank of New York Company, Inc.; Bank One Corporation; Fifth Third Bancorp; FleetBoston Financial Corporation; KeyCorp; National City Corporation; The PNC Financial Services Group, Inc.; SunTrust Banks, Inc.; U.S. Bancorp; Wachovia Corporation; and Wells Fargo & Company. Each yearly point for the Peer Group is determined by calculating the cumulative total shareholder return for each company in the Peer Group from January 1, 1999 to December 31 of that year and then using the median of these returns as the yearly plot point. The Peer Group shown is the Peer Group approved by the Board’s Personnel and Compensation Committee in 2003.

In accordance with the rules of the SEC, this section, captioned “Common Stock Performance Graph,” shall not be incorporated by reference into any of the Corporation’s future filings made under the Exchange Act or the Securities Act and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

VOTING PROCEDURES

Pennsylvania law and the Corporation’s By-Laws require the presence of a quorum to transact business at the annual meeting. A quorum is constituted by the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matters to be voted on. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached.

Under Pennsylvania law, the act of “voting” does not include either recording the fact of abstention or failing to vote for a candidate or for approval or disapproval of a proposal, whether or not the person entitled to vote characterizes the conduct as voting. In other words, only those who indicate an affirmative or negative decision on a matter are treated as voting, so that ordinarily abstention or a mere absence or failure to vote is not equivalent to a negative decision. A broker-dealer “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Shareholders may vote by mailing their completed, dated, and signed proxy card in the envelope provided, which requires no postage if mailed in the United States. Alternatively, shareholders of record may use the telephone or Internet voting options explained on their proxy card. Shareholders of record wishing to use the Internet voting option should go to the following web site: www.computershare.com/us/proxy, enter the information requested on the computer screen, and follow the instructions. Shareholders should have their proxy card readily available, so that they can refer to the holder account number and proxy access number printed on the proxy card. The Pennsylvania Business Corporation Law of 1988, 15 Pa.C.S.A. section 1759(b), provides that shareholders voting by means of the telephone or the Internet, as instructed, will be treated as transmitting a properly authenticated proxy for voting purposes. Pennsylvania law permits the use of telephone or Internet voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depositary or brokerage firm.

With respect to Item 1, the 16 nominees for election as directors who receive the greatest number of votes cast at the annual meeting, assuming that a quorum is present, will be elected as directors at the conclusion of the vote tabulation. A withheld vote on any nominee will not affect the voting results.

The rules of the New York Stock Exchange state that the total vote cast on each item which is required by those rules to be voted on by shareholders represent over 50 percent in interest of the Common Stock and the Voting Preferred Stock, voting together as a single class. As a result, shares not voted, abstentions and broker non-votes will have a negative effect on the satisfaction of that requirement.

Under the rules of the New York Stock Exchange, “routine” items are those upon which broker-dealers holding shares in street name for their customers may vote, in their discretion, on behalf of any customers who do not furnish voting instructions within ten days of the annual meeting. With respect to non-routine items that come before the annual meeting for a vote, such broker-dealers would not be able to vote without first receiving voting instructions from their customers. These broker “non-votes” would not be considered in the calculation of the majority of the votes cast and therefore would have no effect on the vote with respect to a non-routine item, except as otherwise explained in the preceding paragraph.

INDEPENDENT AUDITORS

PNC engaged Deloitte & Touche LLP as the Corporation’s principal accountants to audit the Corporation’s 2003 consolidated financial statements. This engagement was approved by the Audit Committee on February 17, 2003.

Details about the nature of the services provided by, and the fees that the Corporation paid to, Deloitte & Touche LLP for such services provided during 2003 are set forth below. At its meeting on February 18, 2004, the Audit Committee appointed Deloitte & Touche LLP to audit the consolidated financial statements of the Corporation for 2004.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to the appropriate questions.

The Audit Committee’s Procedures for the Pre-approval of Audit and Permitted Non-Audit Services

Under statutes, regulations and rules applicable to the Corporation and its Audit Committee and under the Audit Committee charter, the Audit Committee is responsible for pre-approving audit and permitted non-audit services, such as tax and other services, to be provided to the Corporation or its subsidiaries by the Corporation’s independent auditor, and, with certain limited exceptions, no such services may be provided without such a pre-approval. The Audit Committee is allocated this responsibility to assure that the provision of these services by the independent auditor does not impair the independent auditor’s independence. The Audit Committee also performs this function with respect to the Corporation’s employee benefit plans.

The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services (even though the pre-approval of fees is not required by the SEC rules) and the other terms of the engagement. The Audit Committee may pre-approve specific fees or a methodology for determining compensation for audit and permitted non-audit services.

The Audit Committee may provide general pre-approval of certain types of services to be provided by the independent auditor, or it may approve specific services individually. During 2003, the Audit Committee did not provide general pre-approval of certain types of services, and the Audit Committee continues to approve specific services individually. If the Audit Committee has provided any general pre-approval of certain types of services, it will review and pre-approve the provision of such services at least annually. The Audit Committee will be responsible for approving any fee or other compensation arrangements for services covered by a general pre-approval to the extent not approved at the time of pre-approval of the provision of such types of services.

The authority to pre-approve the provision of services by the independent auditor may be exercised by the Audit Committee as a whole, or by the Chair of the Audit Committee as required between Audit Committee meetings. The Audit Committee may also delegate this authority, in whole or in part, to one or more other members of the Audit Committee. Any person exercising delegated authority will report on any such approvals at the next scheduled meeting of the Audit Committee, which will be reflected in the minutes of the meeting. The Audit Committee may not delegate its pre-approval authority to any other person, including any member of management or other employee or agent of the Corporation.

The Corporation’s independent auditors must request pre-approval for any audit or permitted non-audit services in writing. The written request for pre-approval must include, at least, a description of the nature of the engagement and of the proposed compensation for the services. The written request must also include a statement by the independent auditor as to whether, in its view, the provision of such services is consistent with SEC and other applicable rules on auditor independence. The Audit Committee or Chair of the Audit Committee, in

reviewing any request for pre-approval, may request appropriate members of management to provide their views as to whether the provision of the services in question is consistent with SEC and other applicable rules on auditor independence.

The Audit Committee may amend these procedures from time to time.

The following table summarizes the aggregate fees billed to PNC by Deloitte & Touche, LLP. This table reflects the reclassification of certain fees billed to PNC by Deloitte & Touche LLP with respect to 2002 to conform to the current required presentation of fees.

	2003	2002
Audit Fees	$6,972,691	$6,118,274
Audit-Related Fees	1,252,580	1,676,293
Tax Fees	1,131,277	109,150
All Other Fees	350,725	41,799

Total Fees Paid	$9,707,273	$7,945,516

Audit Fees

The aggregate fees billed for audit services for the year ended December 31, 2003 were $6,972,691. These fees consisted primarily of the audit of the Corporation’s annual consolidated financial statements, reviews of the Corporation’s quarterly consolidated financial statements included in Form 10-Q filings, SAS 70 reports, comfort letters and other services related to SEC matters, and assistance with the implementation of new accounting pronouncements.

The aggregate fees billed for audit services for the year ended December 31, 2002 were $6,118,274. These fees consisted primarily of the audit of the Corporation’s annual consolidated financial statements, reviews of the Corporation’s quarterly consolidated financial statements included in Form 10-Q filings, SAS 70 reports, other services related to SEC matters, and assistance with the implementation of new accounting pronouncements.

Audit-Related Fees

The aggregate fees billed for audit-related services for the year ended December 31, 2003 were $1,252,580. These fees consisted primarily of the employee benefit plan audits, Sarbanes-Oxley Act Section 404 advisory services, and financial accounting and reporting consultations.

The aggregate fees billed for audit-related services for the year ended December 31, 2002 were $1,676,293. These fees consisted primarily of the employee benefit plan audits, internal control related services, and financial accounting and reporting consultations.

Tax Fees

The aggregate fees billed for tax services for the year ended December 31, 2003 were $1,131,277. Of that amount, $263,066 was attributable to tax compliance services, which are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of preparation of K-1’s and tax returns of the Corporation or its subsidiaries. The remaining fees of $868,211 related to tax-only valuations.

The aggregate fees billed for tax services for the year ended December 31, 2002 were $109,150. Fees billed for tax compliance services were $9,150 and related to the preparation of tax returns of the Corporation or its subsidiaries. The remaining $100,000 related to a tax-only valuation.

All Other Fees

The aggregate fees billed for all other services for the year ended December 31, 2003 were $350,725. These fees consisted primarily of the development of Audit Committee training materials.

The aggregate fees billed for all other services for the year ended December 31, 2002 were $41,799. These fees consisted primarily of software license renewals.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Corporation management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules of the American Institute of Certified Public Accountants.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors of the Corporation has appointed an Audit Committee composed of five directors, each of whom is independent as defined in the New York Stock Exchange listing standards. Acting upon the recommendation of the Nominating and Governance Committee, the Board of Directors has determined that each of Messrs. Kelson and Thieke is an “audit committee financial expert,” as that term is defined in SEC rules.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter, as approved and amended by the Board on January 6, 2004, is included as Exhibit B to this proxy statement. The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare the Corporation’s financial statements, to plan or conduct audits, or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Corporation’s management is responsible for preparing the Corporation’s financial statements and for maintaining internal control and disclosure controls and procedures. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, result of operations, and cash flows of the Corporation in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Corporation’s audited consolidated financial statements with management and with Deloitte & Touche LLP, the Corporation’s independent auditors for 2003.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee has received from Deloitte & Touche LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Stephen G. Thieke, Chairman

J. Gary Cooper

George A. Davidson, Jr.

Richard B. Kelson

Bruce C. Lindsay

Report of the Audit Committee

In accordance with the rules of the SEC, the Report of the Audit Committee shall not be incorporated by reference into any of the Corporation’s future filings made under the Exchange Act or the Securities Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

By Order of the Board of Directors,

Thomas R. Moore Corporate Secretary

Exhibit A

THE PNC FINANCIAL SERVICES GROUP, INC.

CATEGORICAL STANDARDS TO ASSIST THE BOARD OF DIRECTORS

IN DETERMINING THE INDEPENDENCE OF THE CORPORATION’S DIRECTORS

FOR PURPOSES OF SECTION 303A OF THE NEW YORK STOCK EXCHANGE

LISTED COMPANY MANUAL

AS ADOPTED BY THE BOARD OF DIRECTORS ON

JANUARY 6, 2004

INTRODUCTION

The Board of Directors has adopted the categorical standards set forth below to assist it in determining whether or not certain relationships between its directors and the Corporation or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) are “material relationships” for purposes of Section 303A.02(a) of the New York Stock Exchange Listed Company Manual.

Relationships not described in these categorical standards will be evaluated on an individual basis as provided for in Section 303A.02(a). A director who has a relationship with the Corporation or its subsidiaries that is not described in these categorical standards nevertheless may be determined to be independent by the Board of Directors. In such a case, the Board’s basis for the determination of independence will be specifically explained in the proxy statement for the annual meeting of shareholders at which the director is standing for election to the Board of Directors.

The term “immediate family members” as used in these categorical standards is defined in the general commentary to Section 303A.02(b) to include a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

APPLICATION OF CATEGORICAL STANDARDS

None of the relationships described below shall be deemed to be a “material relationship” between a director and the Corporation and thus a director having such a relationship may be deemed to be “independent” for purposes of Section 303A.02, unless the relationship causes the director not to be independent as a result of any of the provisions of Section 303A.02(b). The provisions of Section 303A.02(b) establish mandatory independence standards involving the employment, affiliations, and compensation of a director or an immediate family member. Also, a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Corporation or its subsidiaries in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold (the “Payments Test”).

In applying these categorical standards, the Corporation’s Board of Directors will take into account any “look-back” or transition period specified for purposes of Section 303A of the New York Stock Exchange Listed Company Manual.

(1) Relationships arising in the ordinary course of business. Lending, deposit, banking, or other financial service relationships (such as those involving fiduciary, brokerage, investment management, custody, capital markets, treasury management, or similar products and services) or other relationships involving the provision of products or services either by or to the Corporation or its subsidiaries and involving a director, his or her immediate family members, or a company or charitable organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director will not be considered “material relationships” if the following conditions and the Payments Test are satisfied:

(a) the products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

(b) the relationship does not involve the provision of consulting, legal, or accounting services to the Corporation or its subsidiaries; and

(c) any extension of credit: (i) was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons; (ii) is pass-rated and performing; and (iii) complies with any additional requirements imposed on the extension of credit by Regulation O of the Board of Governors of the Federal Reserve System or other applicable laws and regulations.

(2) Relationships with companies of which a director is a shareholder or partnerships of which a director is a partner. Any relationship not described in Section (1), above, between the Corporation or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder or partner will not be considered a “material relationship,” provided the director is not a principal shareholder of the company or a principal partner of the partnership. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote a 25 percent or more general partnership interest, or more than a 10 percent overall partnership interest and has the single largest interest in the partnership. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

(3) Contributions made or pledged to charitable organizations. Contributions made to any charitable organization pursuant to a matching gift program maintained by the Corporation or by its subsidiaries or by any foundation sponsored by or associated with the Corporation or its subsidiaries are not considered to be a “material relationship” and shall not be included in calculating the materiality threshold set forth in (a), below. Other contributions made or pledged by the Corporation, its subsidiaries, or by any foundation sponsored by or associated with the Corporation or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director, or trustee will not be considered a “material relationship” if the following conditions are satisfied:

(a) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2 percent of the charitable organization’s consolidated gross revenues for that fiscal year; and

(b) the charitable organization is not a family foundation created by the director or an immediate family member.

(4) Certain familial relationships. A relationship involving a director’s relative will not be considered a “material relationship” solely by virtue of the familial relationship if the relative is not an immediate family member of the director.

A-2

Exhibit B

CHARTER

OF THE

AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS OF THE PNC FINANCIAL SERVICES GROUP, INC.

AS APPROVED AND AMENDED BY THE BOARD

JANUARY 6, 2004

I. AUTHORITY AND MEMBERSHIP

The Audit Committee (“Committee”) of the Board of Directors (“Board”) of The PNC Financial Services Group, Inc. (“Corporation”) is established pursuant to Article V, Section 1.2 of the Corporation’s By-Laws (“Bylaws”). The members of the Committee are appointed annually by the Board on the recommendation of the Nominating and Governance Committee and serve until their successors are duly elected and qualified. The Board determines the number of members on the Committee from time to time, but the number will not be fewer than the minimum number prescribed by applicable law, the Bylaws or New York Stock Exchange (“NYSE”) requirements. Committee members must fully satisfy independence and experience requirements as prescribed by the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), and the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and applicable rules and regulations thereunder. All members of the Committee shall have a strong level of business or financial acumen (as determined in the reasonable discretion of the Board).

The Board will, on the recommendation of the Nominating and Governance Committee, appoint one of the members of the Committee to serve as Committee Chairman. The Committee Chairman will, as a subcommittee, have the authority to act on behalf of the Committee between meetings, including the authority to grant preapprovals of audit and permitted non-audit services. The Committee may also form and delegate such authority to other subcommittees consisting of one or more members when appropriate. The decision of the Committee Chairman or other such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to ask the Corporation to provide the Committee with the support of one or more Corporation employees to assist it in carrying out its duties. The Committee may request any officer or employee of the Corporation or of the Corporation’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Subject to the authority of the Committee Chairman or other subcommittees to act on behalf of the Committee between meetings, the Committee has the sole authority to approve all audit engagement fees and terms, as well as all permitted non-audit engagements with the independent auditors. The Committee shall pre-approve auditing services and permitted non-audit services to be performed for the Corporation by the independent auditors in accordance with Section 10A(i) of the Exchange Act

The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation and to any advisors employed by the Committee and for payment of any administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee is directly responsible for the appointment, compensation, evaluation, retention, and termination of the Corporation’s independent auditors. The Committee is directly responsible for oversight of the work of the independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. The independent auditors shall report directly to the Committee. The General Auditor shall also report directly to the Committee, which shall be responsible for preparing his or her performance evaluation and reviewing his or her compensation.

II. PURPOSES OF THE COMMITTEE

The Committee’s primary purposes are to:

•	Provide assistance to the Board by: (1) monitoring the integrity of the consolidated financial statements of the Corporation, (2) monitoring compliance by the Corporation with legal and regulatory requirements and with the Corporation’s Code of Business Conduct and Ethics, (3) evaluating and monitoring the independent auditors’ qualifications and independence, and (4) evaluating and monitoring the performance of the Corporation’s internal audit function and independent auditors, with respect to the parent company and its bank and non-bank subsidiaries; and

•	Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

The Committee will also, under applicable regulation, perform the duties required by law to be performed by an audit committee for any subsidiary bank of the Corporation that does not have its own audit committee and by a fiduciary audit committee for any subsidiary bank of the Corporation exercising fiduciary powers that does not have its own audit committee, in each case to the extent permitted, and in the manner required, by applicable laws and regulations.

III. RESPONSIBILITIES OF THE COMMITTEE

The following will be the common recurring activities of the Committee in carrying out its oversight function. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as it considers appropriate in the circumstances.

Charter Review

•	Review and reassess the adequacy of this charter annually and recommend to the Board any proposed changes to this charter

Financial Reporting / Internal Controls

•	Review and discuss with the internal auditors and the independent auditors their respective annual audit plans, reports and the results of their respective audits

•	Review and discuss the Corporation’s quarterly financial statements with management and the independent auditors prior to the filing of its Forms 10-Q; such review and discussion will include disclosures made in management’s discussion and analysis and the results of the independent auditors’ reviews of the quarterly financial statements

•	Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K

•	Discuss with management and the independent auditors any significant financial reporting issues arising and any significant judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles

•	Prior to each filing of an audit report with the SEC, review and discuss with the independent auditors:

•	All critical accounting policies and practices to be used;

•	All alternative treatments within generally accepted accounting principles (“GAAP”) for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

•	Summaries of other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences or uncorrected misstatements.

•	Discuss with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information; discuss generally with management, on a periodic basis, the types of financial information to be disclosed and the types of presentations to be made to analysts and rating agencies, including the circumstances, if any, under which earnings guidance will be provided to analysts or rating agencies

•	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements

•	Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including policies and guidelines governing the Corporation’s process for operational risk assessment and management

•	Discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management

•	Request and receive a signed Statement on Auditing Standards (“SAS”) No. 71 review report from the independent auditors prior to the filing of each Form 10-Q and receive a SAS 71 review report with respect to the fourth quarter and a signed opinion on the financial statements and attestation report on management’s assertion regarding the effectiveness of internal control prior to the filing of each Form 10-K

•	Discuss with the Corporation’s independent auditors, internal auditors and management their assessments of the adequacy of the Corporation’s internal controls, any significant deficiencies relating to financial reporting, the design or operation of the Corporation’s internal and disclosure controls or other related matters, and any proposals or special steps taken in order to rectify such deficiencies

•	Monitor the Corporation’s progress in promptly addressing and correcting any and all significant identified deficiencies in financial reporting, internal controls or related matters

•	Receive periodic reports from the independent auditors and appropriate officers of the Corporation on significant accounting or reporting developments proposed by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board, or the SEC that may impact the Corporation

•	Receive periodic reports from the independent auditors and appropriate officers of the Corporation on significant financial reporting and internal controls matters for non-bank subsidiaries

•	Meet with regulators when a meeting is requested by the regulators or the Committee to discuss examination results and promote open communication

•	Review disclosures made to the Committee by the Corporation’s CEO and CFO during the certification process for the Form 10-K and Form 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information or any fraud (whether or not material) involving management or other employees who have a significant role in the Corporation’s internal control over financial reporting

•	Discuss with the Corporation’s CEO and CFO the certifications they are providing and understand the procedures they undertook

Independent Auditors

•	Select the independent auditors pursuant to a well-organized process

•	Approve all audit engagement fees and terms, as well as all permitted non-audit engagements with the independent auditors

•	Establish guidelines for the preapproval of auditing services and permitted non-audit services to be performed for the Corporation by the independent auditors

•	Oversee the work of the independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) in preparing or issuing an audit report or performing other audit, review or attest services for the Corporation

•	Evaluate and monitor the independence, qualifications and performance of the independent auditors by, among other things:

•	Obtaining and reviewing a report from the independent auditors at least annually regarding (a) the auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five, years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) to assess the auditors’ independence, all relationships between the independent auditors and the Corporation

•	Reviewing the performance of the independent auditors, including an evaluation of the lead partner of the independent auditors’ team, and taking into account the opinions of management and the internal auditors

•	If so determined by the Committee, taking additional action to satisfy itself of the qualifications, performance and independence of the auditors

•	Oversee the regular rotation of the audit partner(s) as required by law and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the auditing firm itself on a regular basis

•	Establish policies for the Corporation’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Corporation, including in particular the prohibition on employment under Section 10A(l) of the Exchange Act as chief executive officer, controller, chief financial officer, chief accounting officer, or any person serving in an equivalent position (including a director of finance) for the Corporation, during the one-year period preceding the date of the initiation of the audit

•	Discuss with the national office of the independent auditors material issues on which it was consulted by the Corporation’s audit team and any material matters of audit quality and consistency

•	Ensure that the independent auditors have access to all necessary Corporation resources

Internal Audit Function

•	Review the appointment and replacement of the General Auditor, who shall have supervisory responsibility for the internal audit function, and review the performance and compensation of the General Auditor

•	Discuss with the General Auditor the significant reports to management prepared by the internal auditing department and management’s responses

•	Discuss with the General Auditor and the independent auditors the internal audit department responsibilities, budget and staffing, the objectives of the internal audit plan and any recommended changes in the planned scope of the internal audit

•	Ensure that the internal auditors have access to all necessary Corporation resources

Compliance Oversight

•	Discuss with the Chief Compliance Officer, the Chief Regulatory Officer, and the General Auditor the Corporation’s processes regarding compliance with applicable laws and regulations and with the Corporation’s Code of Business Conduct and Ethics and obtain reports from the Chief Compliance Officer, the Chief Regulatory Officer, and the General Auditor regarding compliance by the Corporation and its subsidiary/foreign affiliated entities with applicable legal requirements and the Corporation’s and Code of Business Conduct and Ethics

•	Discuss with the Corporation’s Chief Regulatory Officer the status and results of regulatory agency examinations, any significant issues arising out of such examinations, and related management or Board of Directors responses

•	Receive from the independent auditors any assurances or reports required to be furnished to the Committee under Section 10A(b) of the Exchange Act

•	Establish and provide appropriate oversight of procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters

•	Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements or accounting policies or compliance with the Corporation’s Code of Business Conduct and Ethics

•	Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or that may involve significant legal, reputational, or other risks, and discuss with the Corporation’s Chief Regulatory Officer or Chief Compliance Officer legal matters that may have an impact on the Corporation’s compliance policies

Subsidiaries of the Corporation

•	Where the Committee is performing the duties required by law to be performed by an audit committee for a subsidiary bank of the Corporation that does not have its own audit committee, review with management and the independent auditors the basis for the reports required to be filed by management and by the independent auditors with the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency pursuant to 12 C.F.R. Sections 363.2(a) and (b) and Sections 363.3(a) and (b), respectively, and 12 C.F.R. Section 363.4.

•	Perform the duties required to be performed by the fiduciary audit committee for any bank subsidiary of the Corporation exercising fiduciary powers that does not have its own audit committee, in each case to the extent permitted, and in the manner required, by applicable laws and regulations

General

•	Meet as often as the Committee or the Committee Chairman determines, but not less frequently than quarterly

•	Meet separately, periodically, with management, with the internal auditors, and with the independent auditors

•	Report to the Board on the Committee’s activities, as appropriate

•	Maintain minutes or other records of the Committee’s meetings and activities

•	Review and assess the quality and clarity of the information provided to the Committee and make recommendations to management as the Committee deems appropriate from time to time for improving such materials

•	Prepare the audit committee report to be included in the Corporation’s proxy statement when and as required by the rules of the SEC

•	Conduct an annual performance evaluation of the Committee

The Committee’s job is one of oversight as set forth in this charter. It is not the duty of the Committee to prepare the Corporation’s financial statements, to plan or conduct audits, or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with GAAP. The Corporation’s management is responsible for preparing the Corporation’s financial statements and for maintaining internal control, and the independent auditors are responsible for auditing the financial statements. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Corporation’s and Code of Ethics.

With respect to joint sessions of the Committee:

(a)	The Committee may meet simultaneously as a committee of the Corporation and of PNC Bank, National Association (the “Bank”), though it should hold separate sessions if necessary to address issues that are relevant to one entity but not the other or to consider transactions between the two entities or other matters where the Corporation and the Bank may have different interests; and

(b)	The Committee should consult with internal or outside counsel if, in the opinion of the Committee, any matter under consideration by the Committee has the potential for any conflict between the interests of the Corporation and those of the Bank or the Corporation’s other subsidiaries in order to ensure that appropriate procedures are established for addressing any such potential conflict and for ensuring compliance with the Corporation’s policies regarding Sections 23A and 23B of the Federal Reserve Act.

In performing their duties and responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

•	One or more officers or employees of the Corporation whom the Committee member reasonably believes to be reliable and competent in the matters presented;

•	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; or

•	Another committee of the Board as to matters within its designated authority which committee the Committee member reasonably believes to merit confidence.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 27, 2004.

James E. Rohr, Joseph C. Guyaux, and Thomas R. Moore, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at The PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 27, 2004, or at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if personally present at said meeting. The above-named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment(s) thereof, in accordance with their best judgment.

If you are a participant in the PNC Financial Services Group, Inc. Incentive Savings Plan, this proxy also serves as a voting instruction card and directs PNC Bank, N.A., as Trustee of The PNC Financial Services Group, Inc. Incentive Savings Plan to vote all the shares credited to your account as indicated on the reverse side at the Annual Meeting of Shareholders to be held on April 27, 2004 or at any adjournment(s) thereof.

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be presented in PDF format. There is no cost to you for this service other than any charges imposed by your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying PNC’s Corporate Secretary in writing at One PNC Plaza, 249 Fifth Avenue – 21st Floor, Pittsburgh, PA 15222-2707.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the reverse side when you vote by mail.

The Pennsylvania Business Corporation Law of 1988, 15 Pa. C.S.A. section 1759 (b), provides that shareholders voting by means of the telephone or the Internet, as instructed, will be treated as transmitting a properly authenticated proxy for voting purposes. Pennsylvania law permits the use of telephone or Internet voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depositary or brokerage firm.

Please sign on the reverse side and return promptly.

Internet and Telephone Voting Instructions

You can vote by telephone or Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet	To vote by Mail

•    Call toll free 1-866-290-9740 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the simple instructions provided by the recorded message.

	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY • Enter the information requested on your computer screen and follow the simple instructions.	• Mark, sign and date the proxy card. • Return the proxy card in the postage-paid envelope provided.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 27, 2004.

THANK YOU FOR VOTING

Proxy - The PNC Financial Services Group, Inc.

A    Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE, INTERNET & MAIL VOTING INSTRUCTIONS.

1.	The Board of Directors recommends a vote FOR all nominees listed in Item 1. All shares, including full and partial shares of stock credited to your Plan account, will be voted as directed below. In the absence of instructions, all shares (including unallocated shares) will be voted FOR all nominees listed in Item 1 or in the manner required or permitted by the governing Plan documents.

For Withhold		For Withhold		B Non-Proposals
01 - Mr. Chellgren	☐ ☐	09 - Ms. Pepper	☐ ☐	1. Will use Webcast
02 - Mr. Clay	☐ ☐	10 - Mr. Rohr	☐ ☐	2. Will use Teleconference
03 - Mr. Cooper	☐ ☐	11 - Ms. Steffes	☐ ☐	3. I/We consent to access future annual reports, proxy statements and other proxy soliciting material over the internet as described on the reverse side 4. Will attend Meeting
04 - Mr. Davidson	☐ ☐	12 - Mr. Strigl	☐ ☐
05 - Mr. Kelson	☐ ☐	13 - Mr. Thieke	☐ ☐
06 - Mr. Lindsay	☐ ☐	14 - Mr. Usher	☐ ☐
07 - Mr. Massaro	☐ ☐	15 - Mr. Washington	☐ ☐
08 - Mr. O’Brien	☐ ☐	16 - Mr. Wehmeier	☐ ☐

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Admission Ticket	(Please bring this ticket to the Annual Meeting.)	Non-Transferable Please Admit

Notice of Annual Meeting of Shareholders

THE PNC FINANCIAL SERVICES GROUP, INC.

2004 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of 16 directors to serve until the next annual meeting and until their successors are elected and qualified and such other business as may properly come before the meeting or any adjournments thereof.

Tuesday, April 27, 2004 – 11:00 a.m. Eastern Time

One PNC Plaza, 15th Floor – 249 Fifth Avenue

Pittsburgh, Pennsylvania